Exhibit 10.54

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omission.

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

BY AND BETWEEN

AKEBIA THERAPEUTICS, INC.

AND

VIFOR (INTERNATIONAL) LTD.

Dated February 18, 2022

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TABLE OF CONTENTS
Pages

Schedule 1.9 (Akebia Patents)
Schedule 1.11 (Akebia Trademarks)
Schedule 1.61 (Executive Leadership Teams)
Schedule 5.7 (IDO Participation Letter)
Schedule 5.10 (Authorized Dialysis Centers)

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SECOND AMENDED AND RESTATED LICENSE AGREEMENT
THIS SECOND AMENDED AND RESTATED LICENSE AGREEMENT (this “Second Amended Agreement”) is made and entered into as of February 18, 2022 (the “Effective Date”) between Akebia Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, United States of America with its principal offices at 245 First Street, Cambridge, MA 02142 (“Akebia”), and Vifor (International) Ltd., a corporation established in accordance with Swiss laws and registered in the commercial registry under CH-107.360.718, with its premises at Rechenstrasse 37, 9014 St. Gallen, Switzerland (“Licensee”).
Akebia and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Akebia is the owner of, or otherwise controls, the Akebia Technology, the Licensed Compound, and the Licensed Products in the Territory;
WHEREAS, as of the Effective Date, the Licensed Product is an investigational agent that has completed Phase 3 clinical trials for the treatment of anemia secondary to chronic kidney disease for which the safety and effectiveness in the Territory has not yet been established, and, as of such date, an NDA has been filed but the Licensed Product has not yet received Regulatory Approval;
WHEREAS, Licensee has commercial capabilities in the Territory, and is interested in obtaining an exclusive license to sell Licensed Products in the Field in the Territory;
WHEREAS, as of the Effective Date, Vifor Pharma Participations Ltd., the parent company of Licensee, and Fresenius Medical Care AG & Co KGaA (“FMC”), the parent company of FMCNA, are joint venture partners of Vifor Fresenius Medical Care Renal Pharma Ltd. (“VFMCRP”), with Vifor Pharma Participations Ltd. owning a controlling interest of VFMCRP;
WHEREAS, Licensee and its Affiliates (including VFMCRP) are strategic partners of Fresenius Kidney Care Group LLC, a Delaware limited liability company (“FKC”) and FreseniusRx, Inc., (“FreseniusRx”), each of which is an Affiliate of FMCNA;
WHEREAS, Licensee, indirectly through VFMCRP, has entered into a supply agreement with FKC and intends to enter into supply agreements with one or more approved Specialty Pharmacies (which provide specialty pharmacy services to patients receiving treatment in the DD-CKD Indication), certain approved Third Party Dialysis Organizations, and certain Designated Wholesalers;
WHEREAS, Licensee, directly or indirectly through VFMCRP, intends to enter into supplier agreements with one or more GPOs and IDO Participation Letters with certain approved Independent Dialysis Organization members of such GPOs, and pursuant to such supplier agreements and IDO Participation Letters, Licensed Products will be supplied to such approved Independent Dialysis Organizations;
WHEREAS, pursuant to such supply agreement with FKC, FKC will provide such Licensed Products only to Authorized Dialysis Centers (other than TPDO Clinics and IDO Clinics); pursuant to such supply agreement with Specialty Pharmacies, Licensed Products will be supplied to such Specialty Pharmacies; pursuant to such supply agreements with Third Party Dialysis Organizations, such Third Party Dialysis Organizations will provide such Licensed Products only to TPDO Clinics; and pursuant to such IDO Participation Letters, Independent Dialysis Organizations will provide such Licensed Products only to IDO Clinics;
WHEREAS, Akebia and Licensee are parties to that certain License Agreement dated May 12, 2017 (the “Original Execution Date”, and such agreement, the “Original Agreement”) pursuant to which Akebia granted Licensee an exclusive license to sell Licensed Products to FKC in the Field in the

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Territory, and to that certain Amended and Restated License Agreement dated April 8, 2019 (the “First Amended Agreement”) pursuant to which Akebia granted Licensee certain additional rights, including with respect to sales of Licensed Products to Third Party Dialysis Organizations in the Field in the Territory;
WHEREAS, Akebia and Licensee now desire to amend and restate the First Amended Agreement by entering into this Second Amended Agreement (the First Amended Agreement, as amended by this Second Amended Agreement, the “Agreement”);
WHEREAS, Licensee acknowledges that Akebia has entered into as of the Effective Date, and may during the Term enter into, other agreements with Third Parties with respect to the Licensed Products in the Territory, including granting such Third Parties rights and licenses to Promote or otherwise commercialize such Licensed Products in the Territory, and Licensee agrees that this Agreement is subject to and will be consistent with such agreements; and
WHEREAS, simultaneously with the execution of this Agreement the Parties are entering into the Stock Purchase Agreement (as defined below) pursuant to which Licensee is making an equity investment in Akebia and a Supply Agreement pursuant to which Akebia will supply Licensed Products to Licensee.
NOW THEREFORE, the Parties agree to amend and restate the Agreement to read in its entirety as follows:
Article 1

DEFINITIONS
1.1    “340B Ceiling Price” means the price calculated pursuant to Section 340B(a) of the Public Health Service Act, 42 U.S.C. § 256b(a).
1.2    “Accounting Standards” means (a) International Financial Reporting Standards, as adopted in Switzerland, (b) U.S. GAAP, or (c) the applicable accounting standards to which the entity making the Net Sales is subject.
1.3    “Additional Working Capital Payment” has the meaning set forth in Section 11.5 (Working Capital Fund).
1.4    “Affiliate” means, with respect to an entity, any corporation, or other business entity controlled by, controlling, or under common control with the first entity, with “control” meaning direct or indirect beneficial ownership of at least 50% of the voting stock of, or at least a 50% interest in the income of, the applicable entity. For clarity, as of the Effective Date, Licensee is not an Affiliate of FMC, FMCNA or any member of the Licensee Supply Group.
1.5    “Agreement” has the meaning set forth in the Recitals.
1.6    “Akebia” has the meaning set forth in the Preamble.
1.7    “Akebia Indemnitees” has the meaning set forth in Section 15.2 (Indemnification by Licensee).
1.8    “Akebia Know-How” means all Know-How that is both (a) Controlled as of the Original Execution Date or during the Term by Akebia or any of its Affiliates, and (b) is either (i) disclosed to Licensee or any of its Affiliates pursuant to this Agreement, or (ii) reasonably necessary for the sale of a Licensed Product.
1.9    “Akebia Patents” means all Patents that both (a) are Controlled as of the Effective Date or during the Term by Akebia or any of its Affiliates in the Territory; and (b) [**]. All Akebia Patents as of the Effective Date are set forth on Schedule 1.9.

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1.10    “Akebia Technology” means Akebia Know-How and Akebia Patents.
1.11    “Akebia Trademarks” means one or more trademarks selected by Akebia or its Affiliates or licensees under which Akebia or its Affiliates or licensees [**], as well as the Akebia company name and logo, and all trademark registrations and applications therefor, and all goodwill associated therewith. All Akebia Trademarks as of the Effective Date are set forth on Schedule 1.11.
1.12    “AMP” or “average manufacturer price” has the meaning set forth in 42 U.S.C. § 1396r-8(k)(1).
1.13    “API” means active pharmaceutical ingredient, which is also commonly referred to as drug substance. For the avoidance of doubt, API will include any prodrug form.
1.14    “Applicable Law” means any applicable law (including common law), statute, rule, regulation, order, judgment, or ordinance of any Governmental Authority (including the FDA), including those concerning environmental, health, regulatory, privacy, and safety matters.
1.15    “ASP” or “average sales price” has the meaning set forth at 42 U.S.C. § 1395w-3a(c) and implementing regulations.
1.16    “Authorized Dialysis Center” means (a) the Majority Owned Clinics, FKC Clinics, TPDO Clinics, and IDO Clinics identified on Schedule 5.10 (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group)), and (b) home dialysis programs administered through the clinics identified in the foregoing clause (a). Notwithstanding anything to the contrary set forth in this Agreement, in no event will “Authorized Dialysis Centers” include dialysis clinics owned, operated or affiliated with [**].
1.17    “Best Price” has the meaning set forth in 42 U.S.C. § 1396r-8(c)(1)(C) and implementing regulations.
1.18    “Breaching Party” has the meaning set forth in Section 16.2 (Termination for Breach).
1.19    “Business Day” means any day (other than a Saturday or Sunday) on which the banks in both Cambridge, Massachusetts and Zurich, Switzerland are open for business.
1.20    “Clinical Trial” means any study in humans conducted to obtain information regarding a pharmaceutical or biologic product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such pharmaceutical or biologic product.
1.21    “CMS” means the Centers for Medicare & Medicaid Services.
1.22    “Combination Product” means any product that is comprised of two or more APIs, at least one of which is the Licensed Compound, for use in the DD-CKD Indication.
1.23    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, those efforts and resources that a company within the biopharmaceutical industry of comparable size and resources would typically devote to accomplishing such similar objective under similar circumstances, in each case, with respect to Akebia’s efforts, taking into account the Relevant Factors in effect at the time such efforts are expended.
1.24    “Competing Product” means any product or product candidate that is not a Licensed Product and that (a) [**] and is approved for the DD-CKD Indication or the NDD-CKD Indication, or (b) is based on [**]. For the avoidance of doubt, the Parties acknowledge and agree that [**].

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1.25    “Complete Response Letter” means a complete response letter issued by the FDA in accordance with 21 C.F.R. §314.110.
1.26    “Confidential Information” means Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other information that may be disclosed by one Party to the other Party pursuant to this Agreement (including information disclosed prior to the Original Execution Date pursuant to a Confidential Disclosure Agreement between the Parties dated [**], as amended by Amendment No. 1 dated [**]), regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.
1.27    “Controlled” means, with respect to a Party or its Affiliate, any Know-How, Patents, or other intellectual property right that such Party or Affiliate, as the case may be, owns or has a license to and has the ability to grant to the other Party a license or sublicense to, or a right of access with respect to, such Know-How, Patent, or other intellectual property right without violating the terms of any agreement or other arrangements with any Third Party or incurring any additional payment obligations to a Third Party.
1.28    “Coordination Committee” has the meaning set forth in Section 2.1 (Formation and Purpose of the Coordination Committee).
1.29    “Co-Packaged Product” means a product that contains a Licensed Product and one or more Other Components and that is either (a) packaged together for sale or shipment as a single unit or sold at a single price, or (b) marketed or sold collectively as a single product.
1.30    “Cost of Goods Sold” or “COGS” means, with respect to any Licensed Product in [**] (a) for products and services acquired from or performed by Third Parties, the [**] actual amounts [**] such Third Parties to the extent [**]; and (b) to the extent manufacturing services are performed by [**] or its Affiliates, the fully-burdened cost of all direct materials and labor and fully allocated manufacturing overhead directly attributable to the manufacture, storage, packaging, and shipping of a Licensed Product [**], calculated in accordance with the Accounting Standards provided that for any Licensed Product manufactured by Akebia, [**] will be excluded from the calculation of COGS. In each case ((a) or (b)), COGS includes all [**], Licensed Product testing and yield loss costs, quality control, quality assurance, or other testing of Licensed Products, together with all reasonably allocated indirect costs and overhead applicable to the manufacturing of each Licensed Product, quality control, or technical operations functions, less costs of resalable goods returned in accordance with Akebia’s, or its suppliers’, return policy.
1.31    “Cover” means with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale, or importation of the subject matter would fall within the scope of a claim in such Patent.
1.32    “DD-CKD Indication” means the treatment of anemia in dialysis patients with chronic kidney disease.
1.33    “Designated Wholesalers” means [**].
1.34    “Dollars” or “$” means the legal tender of the U.S.
1.35    “Effective Date” has the meaning set forth in the Preamble.
1.36    “Effective Period” has the meaning set forth in Section 3.2.2 (Suspension).
1.37    “ESA” means erythropoiesis stimulating agent.
1.38    “ESRD” means end-stage renal disease.

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1.39    “ESRD PPS Bundled Payment System” means Medicare’s ESRD prospective payment system for a single per-treatment bundled payment that is made for the collection of renal dialysis products and services furnished to individuals for the treatment of ESRD in an ESRD facility or in a patient’s home, as set forth under 42 U.S.C. § 1395rr, as in effect as of the Effective Date.
1.40    “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
1.41    “Field” means the treatment of anemia in dialysis patients with chronic kidney disease who receive dialysis either at an Authorized Dialysis Center or through a home dialysis program administered by an Authorized Dialysis Center, in each case, with Licensed Product that has received Regulatory Approval in the DD-CKD Indication and that is provided to such dialysis patients either directly by the Authorized Dialysis Center or through a Specialty Pharmacy.
1.42    “Finished Form” means a Licensed Product containing the Licensed Compound as its sole API in the [**] form in any dosage strength that receives Regulatory Approval in the Territory in the DD-CKD Indication, with all applicable packaging and labeling.
1.43    “First Amended Agreement” has the meaning set forth in the Recitals.
1.44    “First Commercial Sale” means, for each Licensed Product in the Territory, the first sale for end use or consumption to a Third Party of such Licensed Product in the Territory by Licensee or its Affiliates after the granting of Regulatory Approval in the DD-CKD Indication in the Territory for such Licensed Product by the FDA.
1.45    “FKC” has the meaning set forth in the Recitals.
1.46    “FKC Clinics” means: (a) all dialysis clinics (including home dialysis programs) in the Territory that purchase pharmaceutical products under FMCNA’s or FMCNA’s Affiliates’ formulary guidelines and (b) all dialysis clinics (including home dialysis programs) in the Territory for which FMCNA or its Affiliates provide management or administrative services that include the purchase of pharmaceutical products, but in each case ((a) and (b)) excluding TPDO Clinics and IDO Clinics.
1.47    “FMC” has the meaning set forth in the Recitals.
1.47.1    “FMC Contracting Party” has the meaning set forth in Section 5.1.2.
1.48    “FMCNA” or “Fresenius Medical Care North America” means Fresenius Medical Care Holdings, Inc., and any successor entity of all or substantially all of Fresenius Medical Care Holdings, Inc.’s dialysis clinic business in the Territory (by operation of law or by sale, merger, restructuring, or other transfer of direct or indirect ownership of dialysis clinics).
1.49    “FreseniusRx” has the meaning given to it in the Recitals.
1.50    “Governmental Authority” means any court, agency, department, authority, or other instrumentality of any national, state, county, city, or other political subdivision.
1.51    “Group Purchasing Organization” or “GPO” means a Third Party organization that (a) manages contracts with its participating members in order to provide pharmaceutical drug purchasing services to its participating members, (b) has entered into a Licensee-GPO Supplier Agreement meeting the requirements set forth in Section 5.6 (Licensee-GPO Supplier Agreement), and (c) has been approved by Akebia and listed on Schedule 5.10 under the heading “Group Purchasing Organizations” (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group)).
1.52    “HCPCS Code” means CMS’s Healthcare Common Procedure Coding System.

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1.53    “HIF” means hypoxia-inducible factor.
1.54    “Indemnified Party” has the meaning set forth in Section 15.3 (Indemnification Procedure).
1.55    “Indemnifying Party” has the meaning set forth in Section 15.3 (Indemnification Procedure).
1.56    “IDO Clinics” means the dialysis clinics (including home dialysis programs) owned by IDOs in the Territory that are identified on Schedule 5.10 under the heading “IDO Clinics” (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group))
1.57    “IDO Participation Letter” means a letter agreement between Licensee and an IDO described in Section 5.7 (IDO Participation Letter).
1.58    “Independent Dialysis Organization” or “IDO” means an independent Third Party operator of dialysis clinics in the Territory identified on Schedule 5.10 under the heading “Independent Dialysis Organizations” (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group)) that owns at least one IDO Clinic and (a) is a participating member of a GPO and (b) has executed an IDO Participation Letter in accordance with the requirements of Section 5.7 (IDO Participation Letter).
1.59    “Initial Working Capital Payment” has the meaning set forth in Section 11.5 (Working Capital Fund).
1.60    “Know-How” means inventions, discoveries, trade secrets, information, experience, data, formulas, procedures, technology and results (whether or not patentable), including practices, knowledge, know-how, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), dosage regimens, control assays, product specifications, analytical and quality control data, marketing, pricing, distribution cost and sales data or descriptions.
1.61    “Knowledge” means the actual knowledge of each Party’s [**], in each case, without any inquiry or investigation.
1.62    “License” has the meaning set forth in Section 3.1 (Grant of License to Licensee).
1.63    “Licensed Compound” means vadadustat, and any salt or crystal form thereof. Licensed Compound includes any prodrug form of vadadustat.
1.64    “Licensed Product” means any pharmaceutical product, drug product, preparation, formulation, or dosage form thereof that has the Licensed Compound as its API.
1.65    “Licensed Product Plan” has the meaning set forth in Section 4.7 (Licensed Product Plan).
1.66    “Licensee” has the meaning set forth in the Preamble.
1.67    “Licensee Compliance Program” has the meaning set forth in Section 4.10.1 (Compliance).
1.68    “Licensee Indemnitees” has the meaning set forth in Section 15.1 (Indemnification by Akebia).
1.69    “Licensee Supply Group” means FMCNA, FMCNA’s Affiliates (including FKC), Third Party Dialysis Organizations, IDOs, Authorized Dialysis Centers, and Specialty Pharmacies.
1.70    “Licensee-Designated Wholesaler Supply Agreement” has the meaning set forth in Section 5.8 (Terms of the Licensee-Designated Wholesaler Supply Agreements).
1.71    “Licensee-FKC Supply Agreement” has the meaning set forth in Section 5.1 (Licensee-FKC Supply Agreement).

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1.72    “Licensee-FreseniusRx Supply Agreement” has the meaning set forth in Section 5.3 (Licensee-FreseniusRx Supply Agreement).
1.73    “Licensee-GPO Supplier Agreement” has the meaning set forth in Section 5.6 (Licensee-GPO Supplier Agreement).
1.74    “Licensee-Specialty Pharmacy Supply Agreement” has the meaning set forth in Section 5.4 (Terms of the Licensee-Specialty Pharmacy Supply Agreements).
1.75    “Licensee-TPDO Purchase Agreement” has the meaning set forth in Section 5.3 (Licensee-TPDO Purchase Agreements).
1.76    “Licensee’s Pre-Termination Sales Volume” has the meaning set forth in Section 16.10.1 (Termination Fee).
1.77    “Licensee’s Tail Period Profit Share” has the meaning set forth in Section 16.10.1 (Termination Fee).
1.78    “Losses” has the meaning set forth in Section 15.1 (Indemnification by Akebia).
1.79    “LSP” has the meaning set forth in Section 5.2.1 (Terms of the Licensee-FKC Supply Agreement).
1.80    “Majority Owned Clinics” means all dialysis clinics in the Territory that are Affiliates of FMCNA.
1.81    “Medical Affairs” means any and all activities appropriately conducted by or on behalf of a Party’s or any of its Affiliates’ medical affairs function including: (i) interacting with physicians or other healthcare professionals who utilize or conduct research related to a drug or biological product, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), and other medical programs and communications, (ii) activities supporting educational grants and fellowships, research grants, investigator-initiated studies, charitable donations, medical and scientific platform, content development, publications, and communications, KME and KOL engagement, and congress planning, (iii) conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the launch of a given product, (iv) activities related to patient registries, (v) physician and nurse education, in each case, to the extent related to medical affairs and not to activities that involve the Promotion, marketing, sale, or other commercialization of Licensed Products.
1.82    “Medical Affairs Committee” has the meaning set forth in Section 2.4.2 (Medical Affairs Committee).
1.83    “NDA” means a New Drug Application or its equivalent for submission to the FDA.
1.84    “NDD-CKD Indication” means the treatment of anemia in non-dialysis patients with chronic kidney disease.
1.85    “Net Sales” means the gross amounts invoiced by Licensee or its Affiliates for the sales of a Licensed Product in the Territory, to the extent recognized and allowed in accordance with the Accounting Standards, as applicable and consistently applied, less the following deductions:
1.85.1    inventory management fees paid to distributors and reasonably allocated to such Licensed Product, not to exceed [**]% of aggregate Net Sales in the applicable period;

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1.85.2    tariffs, duties, excises, value added tax, and other sales taxes, and other taxes imposed upon and paid with respect to the sale, transportation, delivery, use, exportation, or importation of such Licensed Product (which taxes do not include income taxes);
1.85.3    amounts actually repaid or credited upon returns, rejections, defects, recalls (due to spoilage, damage, or expiration of useful life), price adjustments, billing errors, or trial prescriptions;
1.85.4    freight, shipping, and insurance expenses specific to such Licensed Product and allocated accordingly;
1.85.5    allowances or credits actually paid or given to customers on account of price reductions affecting such Licensed Product;
1.85.6    rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority, including interest or penalties thereon, to the extent such rebates or other payments are paid by Akebia and actually reimbursed in full by Licensee to Akebia in accordance with Section 4.5 (Rebates);
1.85.7    discounts actually paid by Licensee or its Affiliates with respect to sales made by Licensee or its Affiliates to FKC, Specialty Pharmacies, TPDOs, and IDOs under state-legislated or Licensee-sponsored discount prescription drug programs or reductions or coupon and voucher programs;
1.85.8    wholesaler service fees and chargebacks actually paid or credited by Licensee or its Affiliates;
1.85.9    discounts actually paid or credited by Licensee or its Affiliates for prompt payment; and
1.85.10    Specialty Pharmacy fees.
Net Sales will be determined from books and records of Licensee or its applicable Affiliate, maintained in accordance with the Accounting Standards, as consistently applied, with respect to sales of any Licensed Product.
The sale of Licensed Products among Licensee or Licensee’s Affiliates that are [**], but in such cases Net Sales will [**] of such Licensed Products to a person or entity who is not an Affiliate.
Net Sales will not include Licensed Products transferred for use in connection with promotional use (including samples).
If Licensee or any of its Affiliates receives [**] for a Licensed Product, then the Net Sales amount for such Licensed Product will be [**].
In the event that a Licensed Product is sold as part of a Co-Packaged Product, the Net Sales from the Co-Packaged Product, for the purposes of determining payments hereunder based on Net Sales, will be determined by multiplying the Net Sales of the Co-Packaged Product (as applicable), during the applicable reporting period, by the fraction, A/(A+B), where A is the average sale price of a Licensed Product when sold separately in Finished Form and B is the average sale price of the Other Components included in the Co-Packaged Product when sold separately during the applicable reporting period or, if sales of both such Licensed Product and the Other Components did not occur in such period, then in the most recent reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both a Licensed Product and all Other Components included in such Co-Packaged Product, then Net Sales for the purposes of determining payments to Akebia hereunder will be

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calculated by multiplying the Net Sales of the Co-Packaged Product during the applicable reporting period by the fraction of C/(C+D) where C is the fair market value of a Licensed Product and D is the average sales price of the Other Components included in such Co-Packaged Product when sold separately. In such event, Licensee will in good faith make a determination of the respective fair market values of such Licensed Product and all Other Components included in the Co-Packaged Product.
If a Licensed Product is sold as part of a Co-Packaged Product, then Licensee or its applicable Affiliate [**].
1.86    “NFAMP” or “non-Federal average manufacturer price” has the meaning set forth in 38 U.S.C. § 8126(h)(5).
1.87    “Non-Breaching Party” has the meaning set forth in Section 16.2 (Termination for Breach).
1.88    “Operational Plan” has the meaning set forth in Section 4.8 (Operational Plan).
1.89    “Original Agreement” has the meaning set forth in the Recitals.
1.90    “Original Execution Date” has the meaning set forth in the Recitals.
1.91    “Other Component” means one or more other devices or components.
1.92    “Outstanding CMO Balance” has the meaning set forth in Section 11.5 (Working Capital Fund).
1.93    “Party” and collectively “Parties” has the meaning set forth in the Preamble.
1.94    “Patents” means (a) all patents and patent applications in any country or jurisdiction in the Territory, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like.
1.95    “Payors” has the meaning set forth in Section 4.5 (Rebates).
1.96    “PhRMA Code” has the meaning set forth in Section 4.10.1 (Compliance).
1.97    “Product Materials” means any and all promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to a Licensed Product.
1.98    “Profit” means, with respect to a Licensed Product in the Territory, the Net Sales or other revenue received for such Licensed Product in the Territory in a given period minus (a) an amount equal to [**] plus [**], minus (b) an amount equal to [**], and minus (c) [**].
1.99    “Promote,” “Promotion,” or “Promoting” means to market, detail, advertise, or otherwise promote a Licensed Product, but does not include the sale of, or Medical Affairs activities with respect to, such Licensed Product.
1.100    “Quarterly Report” has the meaning set forth in Section 11.6.2 (Quarterly Reports).
1.101    “Recipient” has the meaning set forth in Section 14.2 (Exceptions).
1.102    “Regulatory Approval” means any NDA approval by the FDA.
1.103    “Regulatory Filings” means all applications, filings, dossiers, and other documents submitted to the FDA in support of research or development of the Licensed Compound and the Licensed

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Products, including for the purpose of obtaining Regulatory Approval from the FDA. Regulatory Filings will include all INDs and NDAs.
1.104    “Reimbursement Date” means the later of (a) the date on which a HCPCS Code has been issued by CMS for the Licensed Product and is effective for billing or (b) date on which CMS determines that the Licensed Product is either (i) to be reimbursed using the TDAPA, (ii) included as part of the ESRD PPS Bundled Payment System, or (iii) included under Medicare Part D.
1.105    “Relevant Factors” means the following factors that may affect the research, development, Regulatory Approval, manufacturing, or commercialization of a Licensed Product (without taking into account any other product or products that Akebia or its Affiliates may be developing, manufacturing, or commercializing): actual issues of safety, efficacy, or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected research, development, Regulatory Approval, manufacturing, and commercialization costs; issues regarding the ability to manufacture or have manufactured any Licensed Product; the likelihood of obtaining Regulatory Approvals for any Licensed Product in the Territory and the timing of such Regulatory Approvals; the labeling and anticipated labeling of such Licensed Product; past performance of such Licensed Product or similar products; present and future market potential of such Licensed Product; existing or projected pricing, sales, reimbursement, and profitability of such Licensed Product; pricing or reimbursement changes in relevant countries in the Territory; and proprietary position, strength, and duration of patent protection and anticipated exclusivity of such Licensed Product; and other relevant scientific, technical, operational, and commercial factors.
1.106    “Safety Data” has the meaning set forth in Section 12.2 (Adverse Drug Events).
1.107    “Safety Stock Amount” has the meaning set forth in Section 11.5 (Working Capital Fund).
1.108    “Sale Transaction” has the meaning set forth in Section 18.2 (Standstill).
1.109    “Second Amended Agreement” has the meaning set forth in the Preamble.
1.110    “Specialty Pharmacy” means those specialty pharmacies identified on Schedule 5.10 under the heading “Specialty Pharmacies” (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group)) that provide pharmaceutical products to dialysis patients of Authorized Dialysis Centers. As of the Effective Date, “Specialty Pharmacies” includes FreseniusRx.
1.111    “Statistically Significant” means a p-value less than [**].
1.112    “Stock Purchase Agreement” means that certain Investment Agreement, dated as of the Effective Date, by and between Akebia and Licensee.
1.113    “Sub-Committee” has the meaning set forth in Section 2.4.1 (Sub-Committees).
1.114    “Supply Agreement” has the meaning set forth in Section 10.2 (Commercial Supply Agreement).
1.115    “Suspension Period” has the meaning set forth in Section 3.2.2 (Suspension).
1.116    “Tail Period” has the meaning set forth in Section 16.10.1 (Termination Fee).
1.117    “TDAPA” means Medicare’s transitional drug add-on payment adjustment as defined under 42 CFR § 413.234(c) and as amended in the Federal Register / Vol. 83, No. 220 / November 14, 2018 and in effect as of the Effective Date.

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1.118    “Term” has the meaning set forth in Section 16.1 (Term).
1.119    “Termination Fee” has the meaning set forth in Section 16.10.1 (Termination Fee).
1.120    “Territory” means the United States of America and its possessions, including Puerto Rico.
1.121    “Third Party” means any person or entity other than a Party or its Affiliates.
1.122    “Third Party Dialysis Organization” (or “TPDO”) means a Third Party identified on Schedule 5.10 under the heading “Third Party Dialysis Organizations” (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group)) that owns TPDO Clinics and has entered into a Licensee-TPDO Purchase Agreement meeting the requirements set forth in Section 5.3 (Licensee-TPDO Purchase Agreements).
1.123    “TIW Modify Trial” means that certain Clinical Trial referred to as the Phase 3b, Randomized, Open-label, Active-controlled Trial Evaluating the Efficacy and Safety of Oral Vadadustat Once Daily (QD) and Three Times Weekly (TIW) for the Maintenance Treatment of Anemia in Hemodialysis Subjects Converting from Erythropoiesis-Stimulating Agents (ESAs), Protocol No. 404-201-00012.
1.124    “Total Working Capital Requirement” has the meaning set forth in Section 11.5 (Working Capital Fund).
1.125    “TPDO Clinics” means the dialysis clinics (including home dialysis programs) owned by TPDOs in the Territory that are identified on Schedule 5.10 under the heading “TPDO Clinics” (as the same may be updated from time to time in accordance with Section 5.10 (Licensee Supply Group)).
1.126    “Transfer Price” has the meaning set forth in Section 11.4 (Transfer Price).
1.127    “True-Up Amount” has the meaning set forth in Section 4.5 (Rebates).
1.128    “Upfront Payment” has the meaning set forth in Section 11.2 (Upfront Payment).
1.129    “U.S.” means the United States of America and its territories and possessions, including Puerto Rico.
1.130    “Valid Claim” means (a) a claim in any issued and unexpired Akebia Patent in the Territory, which claim has not been held invalid or unenforceable by a non-appealed or un-appealable decision of a court or Governmental Authority or other appropriate body of competent jurisdiction and has not been admitted invalid or unenforceable through reissue, reexamination, or disclaimer, or has not been made unenforceable due to failure to pay maintenance fees; or (b) a claim in any pending Akebia Patent in the Territory that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such claim has not been pending more than seven years from the priority date of such application (but if such pending claim with a pendency of seven years or longer subsequently issues it will be considered a Valid Claim upon issuance). “Valid Claim” does not include any claim in any issued and unexpired Akebia Patent in the Territory Covering an alternative manufacturing process to produce the Licensed Compound or a Licensed Product, including its components (i.e., a manufacturing process other than the manufacturing process used to produce the Licensed Compound or a Licensed Product as of the Effective Date).
1.131    “VFMCRP” has the meaning set forth in the Recitals.
1.132    “Working Capital Fund” has the meaning set forth in Section 11.5 (Working Capital Fund).
1.133    “Working Capital Payment” has the meaning set forth in Section 11.5 (Working Capital Fund).

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Article 2

GOVERNANCE
2.1.    Formation and Purpose of Coordination Committee. Licensee and Akebia will establish the coordination committee (“Coordination Committee”), which committee will coordinate and oversee the Parties’ activities hereunder and have the additional responsibilities provided for herein. The Coordination Committee will dissolve upon the expiration of the Term. Each Party will designate up to three representatives with appropriate knowledge and expertise to serve as members of the Coordination Committee. Each Party may replace its Coordination Committee representatives at any time upon written notice to the other Party.
2.2.    Meetings. The Coordination Committee will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than [**] per calendar year, and such meetings may be held by audio or video teleconference. Other employees of each Party involved in activities under this Agreement may attend meetings of the Coordination Committee as participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the same activities may attend meetings of the Coordination Committee as observers; provided, however, that such Third Party participants and observers are under legally binding obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 14 (Confidentiality).
2.3.    Specific Responsibilities of the Coordination Committee. The Coordination Committee will:
2.3.1    coordinate the activities of the Parties hereunder;
2.3.2    [**] a Party’s indication of interest in having [**], as described in [**];
2.3.3    [**] whether to add or remove any TPDO, GPO, IDO, or Authorized Dialysis Center to or from Schedule 5.10;
2.3.4    [**] any required revisions to this Agreement in response to any reimbursement system change or other rule change, as described under Section 4.6 (Reimbursement System and Other Changes);
2.3.5    [**] Akebia’s initial Licensed Product Plan or any amendment or update thereto, or any matter related to the Licensed Product Plan referred to the Coordination Committee by either Party, as described under Section 4.7 (Licensed Product Plan);
2.3.6    [**] the Operational Plan and any amendment thereto, as described in Section 4.8 (Operational Plan);
2.3.7    [**] the implementation of the Operational Plan, as described in Section 4.8 (Operational Plan);
2.3.8    [**] the Parties’ respective compliance programs, as described in Section 4.10 (Compliance)
2.3.9    [**] for the Parties to discuss matters relating to the Parties entering into arrangements with a given Specialty Pharmacy, as described in Section 4.11 (Specialty Pharmacies);
2.3.10    [**] conflicts raised by Licensee relating to Akebia’s sales of Licensed Products to wholesalers or distributors, as described in Section 7.1 (Akebia Restrictions);
2.3.11    [**] whether to update the Working Capital Percentage, as described in Section 11.5 (Working Capital Fund);

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2.3.12    [**] supply of the Licensed Products in the Territory;
2.3.13    perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties; and
2.3.14    receive at least on a [**] basis updates regarding Akebia’s [**] of all Licensed Products for the DD-CKD Indication that are [**] as defined in this Agreement [**] in the Territory.
2.4.    Other Committees.
2.4.1    Sub-Committees. If agreed by the Parties, the Coordination Committee may form sub-committees or working groups as may be necessary or desirable to facilitate the activities under this Agreement (each, a “Sub-Committee”). A Party may refer any dispute on a matter within a Sub-Committee’s authority to the Coordination Committee for resolution. No such Sub-Committees’ authority may exceed that specified for the Coordination Committee in this Article 2 (Governance).
2.4.2    Medical Affairs Committee. Without limiting the generality of, and subject to, the foregoing, following the Effective Date, the Parties will establish a Medical Affairs committee (the “Medical Affairs Committee”) as a Sub-Committee. In addition to any other matters that the Coordination Committee may delegate to the Medical Affairs Committee, the Medical Affairs Committee will (a) [**] for the Parties to discuss and share information regarding the Parties’ respective Medical Affairs activities for the Licensed Product in the Territory and (b) [**] any proposed investigator-initiated study for the Licensed Product in the Territory, as described in Section 4.9 (Medical Affairs Activities).
2.5.    Dispute Resolution. Any decisions by the Coordination Committee [**], with each Party having one vote collectively through its representative members of the Coordination Committee, provided that a quorum must be present for any decision to be made by the Coordination Committee. The Coordination Committee will use good faith efforts to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the Coordination Committee is unable to resolve any matter that is within the scope of the Coordination Committee’s authority or any other disagreement between the Parties that the Parties may agree to refer to the Coordination Committee, in each case, within a period of [**], then a Party may refer such matter for resolution in accordance with Section 17.1 (Executive Officers).
Article 3

LICENSE GRANT
3.1.    Grant of License to Licensee. Subject to the terms and conditions of this Agreement (including Section 3.2 (Effectiveness and Suspension), Section 3.3 (No Implied Rights), and Section 7.1 (Akebia Restrictions)), Akebia hereby grants to Licensee non-sublicensable, non-transferrable, license under the Akebia Technology to (a) sell the Licensed Products solely to the Licensee Supply Group, (b) sell the Licensed Products to Designated Wholesalers solely for resale to members of the Licensee Supply Group, and (c) conduct Medical Affairs with respect to the Licensed Product solely in accordance with Section 4.9 (Medical Affairs Activities), in each case ((a) through (c)), in the Territory in the Field during the Term, subject to the limitations set forth in Section 3.2 (Effectiveness and Suspension) (the “License”). The License will be exclusive (even as to Akebia) with respect to the foregoing clause (a) (regarding sales to the Licensee Supply Group for use in the Field in the Territory) and clause (b) (regarding sales to the Designated Wholesalers for resale solely to the Licensee Supply Group for use in the Field in the Territory), and co-exclusive (with Akebia) with respect to clause (c) (regarding the conduct of Medical Affairs in the Territory).
3.2.    Effectiveness and Suspension.

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3.2.1    Effectiveness. The License will be effective as of the Effective Date, provided that Licensee covenants and agrees that it will not sell or otherwise supply Licensed Products until the FDA has granted Regulatory Approval for a Licensed Product in the DD-CKD Indication in the Territory and (a) with respect to each particular Third Party Dialysis Organization, until such time as Licensee has entered into a Licensee-TPDO Purchase Agreement with such Third Party Dialysis Organization in accordance with Section 5.10.2 (Addition of TPDOs), (b) with respect to each particular IDO, until such time as Licensee has executed a Licensee-GPO Supplier Agreement with the GPO to which such IDO is a member and Licensee has entered into an IDO Participation Letter with such IDO in accordance with Section 5.7 (IDO Participation Letter), (c) with respect each particular Specialty Pharmacy, until such time as Licensee has entered into a Licensee- Specialty Pharmacy Supply Agreement with such Specialty Pharmacy in accordance with Section 5.4 (Terms of Licensee-Specialty Pharmacy Supply Agreement), and (d) with respect to each particular Designated Wholesaler, until such time as Licensee has entered into a Licensee-Designated Wholesaler Supply Agreement with such Designated Wholesaler in accordance with Section 5.8 (Terms of the Licensee-Designated Wholesaler Supply Agreements).
3.2.2    Suspension. Following the Effective Date, the License granted in Section 3.1 (Grant of License to Licensee), will remain in effect and exercisable by Licensee except during any period during which the License is suspended pursuant to Section 4.6 (Reimbursement System and Other Changes), or Section 16.7 (Termination or Suspension for Impacts on Pricing) (the “Effective Period”). During any period after the Effective Date during the Term that is not an Effective Period (a “Suspension Period”), the provisions set forth in Section 16.14 (Suspension of Licensed Rights) shall apply.
3.3.    New Dialysis Indication for Licensed Product. In the event Akebia wishes to pursue an additional development program intended to support Regulatory Approval of the Licensed Product in an indication other than the DD-CKD Indication for the treatment of dialysis patients, the parties will discuss in good faith financial terms in support of such development program and commercialization of such new indication upon Regulatory Approval.
3.4.    Commercialization of Potential Combination Product(s). In the event that Akebia develops any Combination Product for the DD-CKD Indication, then, no later than [**] following the NDA submission for such Combination Product, Licensee may notify Akebia of its desire to include such Combination Product under this Agreement. No later than [**] following Akebia’s receipt of such notice, the Parties will discuss in good faith including such Combination Product under the definition of “Licensed Product” under this Agreement and any related amendments to this Agreement required with respect to the inclusion of such Combination Product hereunder, for a period of [**] (or such long period as the Parties may agree). If either (a) Licensee does not provide notice of its desire to include such Combination Product under this Agreement within such [**] period or (b) the Parties do not enter into a definitive amendment to this Agreement within the [**] negotiation period (as may be extended by agreement of the Parties), then, in each case ((a) and (b)), notwithstanding anything to the contrary set forth in this Agreement, Akebia will be free to exploit such Combination Product within and outside of the Field in the Territory, alone or with one or more Third Parties, without any further obligation to Licensee. Notwithstanding anything to the contrary set forth in this Agreement, following the [**] anniversary of the Effective Date, Akebia will have no further obligations and Licensee will have no further rights under this Section 3.4 (Commercialization of Potential Combination Product(s)).
3.5.    No Implied Rights. Licensee will not practice the Akebia Technology or exploit the Licensed Compound or any Licensed Product other than as expressly licensed and permitted under this Agreement. Nothing in this Agreement will be interpreted to grant Licensee or any of its Affiliates any rights under any intellectual property rights owned or Controlled by Akebia or its Affiliates (including Akebia Technology) that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to Licensee by Akebia under this Agreement are hereby retained by Akebia. Without limiting the generality of the foregoing,

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Akebia retains the exclusive right to sell Licensed Products to any Third Party outside of the Field.
Article 4

SALES OF LICENSED PRODUCTS
4.1.    No Unauthorized Sales. Licensee will not, directly or indirectly, import, offer for sale, sell, or distribute the Licensed Compound or any Licensed Product (a) other than as expressly set forth in this Agreement in the Field in the Territory, (b) outside of the Territory, or (c) to any person or entity (i) other than the Licensee Supply Group or Designated Wholesalers or (ii) who uses or who Licensee reasonably expects will use such Licensed Product outside of the Field in the Territory. Licensee will promptly report to Akebia any unauthorized use, distribution, or transfer of the Licensed Compound or any Licensed Product in the Territory by or on behalf of any member of the Licensee Supply Group or any Designated Wholesaler, any of their respective Affiliates, or any distributor associated with any of the foregoing. Licensee will use Commercially Reasonable Efforts to stop any such unauthorized use, distribution, or transfer of such Licensed Compound or Licensed Product. In addition, if there is any unauthorized use, distribution, or transfer of any Licensed Product by any member of the Licensee Supply Group or any Designated Wholesaler, any of their respective Affiliates, or any distributor associated with any of the foregoing to a Third Party that is not a dialysis patient or Authorized Dialysis Center, then, if Licensee does not cause such unauthorized use, distribution, or transfer to cease or terminate the rights of the applicable member of the Licensee Supply Group or Designated Wholesaler, their Affiliates, or applicable distributor associated with any of the foregoing, in each case, within [**] of the date on which Licensee knows or should have known about such unauthorized use, distribution, or transfer, then the Parties will discuss in good faith an agreeable resolution for a period of [**]. If the Parties do not reach such a resolution during such [**] period, then Akebia may exercise its applicable right of termination with respect to such unauthorized use, distribution, or transfer pursuant to Section 16.4 (Termination for Unauthorized Sales).
4.2.    Codes, Marks, and Packaging. Unless otherwise agreed by the Parties, the Licensed Products sold by Licensee to FKC, Specialty Pharmacies, IDOs, Third Party Dialysis Organizations, and Designated Wholesalers under this Agreement will not be resold or distributed under a different labeler code, product code, trade name, trademark, or packaging than units sold by Akebia outside of this Agreement or supplied by Akebia under this Agreement. Licensee will not change any such code, trade name, trademark, or packaging of any Licensed Product supplied to it under the Supply Agreement and will not affix any label or sticker on any Licensed Product without Akebia’s prior written consent.
4.3.    Promotion and Detailing. Akebia retains for itself and on behalf of its Affiliates and licensees (other than Licensee) the [**] right to Promote the Licensed Products, and Licensee and its Affiliates will not, and Licensee will ensure that the entities in the Licensee Supply Group and Designated Wholesalers do not, Promote any Licensed Product. If either Party desires [**], then such Party will provide such [**] to the other Party in writing and the Parties will [**] such [**] in the Territory through the Coordination Committee pursuant to Section 2.3.2 (Specific Responsibilities of the Coordination Committee). If Akebia agrees, [**], then Licensee will ensure that all such activities are conducted in compliance with the Licensee Compliance Program. Nothing in this Agreement will prohibit any entity in the Licensee Supply Group from including references to any Licensed Product or otherwise engaging in customary and routine clinical communications with their respective patient care staff regarding any Licensed Product or dosing regimens that include any Licensed Product. For the avoidance of doubt, unless otherwise agreed in writing by the Parties pursuant to this Section 4.3 (Promotion and Detailing), nothing in this Agreement will prevent Akebia or its Affiliates or licensees (other than Licensee) from Promoting any Licensed Product at any Authorized Dialysis Center.
4.4.    Licensed Product Prices. To the fullest extent permitted by Applicable Law, Licensee will not, and will not knowingly permit its Affiliates, the Licensee Supply Group, or Designated

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Wholesalers to, use or sell (as applicable) any Licensed Product in any manner that would result in [**]. In addition, to the fullest extent permitted by Applicable Law, in a written agreement with each of its Affiliates, any member of the Licensee Supply Group, or any Designated Wholesaler that receives any Licensed Product, Licensee will cause and require such Affiliates, member of the Licensee Supply Group, or Designated Wholesaler not to use or sell (as applicable) such Licensed Product in any manner that would result in [**]. For clarity, this Section 4.4 (Licensed Product Prices) will not prohibit (a) the Licensee Supply Group’s customary dialysis clinic cost reporting to CMS and any other Governmental Authority, (b) a GPO’s customary non-public disclosure of product pricing under GPO contracts solely to its member IDOs, or (c) any other disclosure required by Applicable Law.
4.5.    Rebates. If Akebia receives a rebate invoice from (a) a state Medicaid program, (b) a state managed Medicaid entity, or (c) any other payor (collectively, “Payors”) claiming a rebate on a unit of Licensed Product billed to a Payor for the treatment of a dialysis patient of an Authorized Dialysis Center, then Akebia shall pay such rebate and Licensee shall reimburse Akebia an equal amount.  If interest or penalties are due on any such rebate, other than any interest or penalties attributable to Akebia’s negligence or violation of Applicable Law, then Licensee shall reimburse such interest or penalties to Akebia and such amounts shall be deducted from Net Sales. No later than [**] following the end of each quarter after the Effective Date, Akebia will provide Licensee with a statement, in a format to be agreed upon by the Parties, identifying the units of Licensed Product provided for the treatment of a dialysis patient of an Authorized Dialysis Center for which Akebia paid rebates, interest, or penalties during such calendar quarter and the total amount of such rebates, interest, or penalties (“True-Up Amount”).  Licensee will pay Akebia the True-Up Amount within [**] after receipt of such statement from Akebia.
4.6.    Reimbursement System and Other Changes. In the event of a proposed rule change (a) to the TDAPA, (b) to the ESRD PPS Bundled Payment System, or (c) that Akebia [**] believes may impact the pricing of the Licensed Product outside of the Field, the Coordination Committee will [**] revisions to this Agreement, if any, in response to such proposed rule change. Following such discussion by the Coordination Committee, the Parties may [**] for the purpose of entering into a written amendment to this Agreement or such other changes to this Agreement as the Parties may agree. If such proposed rule change is not [**] to the TDAPA or the ESRD PPS Bundled Payment System as they exist as of the Effective Date (with respect to pricing or reimbursement of products like the Licensed Product), and if the Parties fail to enter into such a written amendment prior to the effectiveness of such rule change (unless the Parties agree in writing that no amendment is necessary), then Akebia may elect to suspend the License and commence a Suspension Period under Section 3.2.2 (Suspension), which Suspension Period will start no sooner than the effectiveness of such rule change and continue until the Parties enter into such an amendment.
4.7.    Licensed Product Plan. [**], Akebia will prepare and submit to the Coordination Committee for its [**], pursuant to Section 2.3.9 (Specific Responsibilities of the Coordination Committee), a plan setting forth [**] (the “Licensed Product Plan”). The Licensed Product Plan may include information relating to [**]. In any event, the Licensed Product Plan must be [**]. The Parties, working through the Coordination Committee, will [**] the Licensed Product Plan, and Akebia will [**] into a revised Licensed Product Plan. During the Term, Akebia may prepare and submit to the Coordination Committee for its [**] amendments to the Licensed Product Plan on an as-needed basis, for example [**]. The Parties, working through the Coordination Committee, will [**] such amendments, and Akebia will give due consideration to and use good faith efforts to incorporate any reasonable recommendations of Licensee into such amendments.
4.8.    Operational Plan. No later than [**] following Licensee’s receipt of the Licensed Product Plan, Licensee will submit to the Coordination Committee, for [**], an operational plan for Licensee’s and its Affiliates’ launch, commercialization of, and Medical Affairs activities for the Licensed Product in the Field in the Territory (the “Operational Plan”). The Operational Plan will (a) allocate to Licensee operational roles and responsibilities consistent with those set forth on Schedule 4.8 (Operational Plan Roles and Responsibilities) and (b) include a [**] commercial forecast of its sales of Licensed Products in the Territory. The Operational Plan will be consistent

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with the Licensed Product Plan in all respects. Prior to [**] during the Term, Licensee will provide an updated Operational Plan to the Coordination Committee for [**]. Licensee will negotiate the Licensee-FKC Supply Agreement, and any amendments thereto, each Licensee-Specialty Pharmacy Supply Agreement, and any amendments thereto, each Licensee-GPO Supplier Agreement, and any amendments thereto, each Licensee-TPDO Purchase Agreement, and any amendments thereto, and each Licensee-Designated Wholesaler Supply Agreement, and any amendments thereto, with the Licensee Supply Group and Designated Wholesalers, as applicable, in a manner consistent with the Operational Plan, to the extent applicable. During the Term, Licensee will commercialize the Licensed Product in accordance with the Operational Plan, and the Coordination Committee will review and monitor the implementation thereof to ensure coordination for successful launch and commercialization of the Licensed Product. Licensee may prepare and submit to the Coordination Committee for its [**] amendments to the Operational Plan on an as-needed basis and the Parties, working through the Coordination Committee, will [**] such amendments.
4.9.    Medical Affairs Activities. Licensee will be responsible for conducting those Medical Affairs activities allocated to Licensee under the Operational Plan. Licensee will ensure that all such activities are conducted in compliance with Applicable Law and the Licensee Compliance Program. Licensee acknowledges that Akebia independently conducts certain activities, such as the funding of investigator-initiated studies if and as Akebia deems appropriate in accordance with its internal policies and procedures. In the event that any member of the Licensee Supply Group (excluding any Specialty Pharmacy) desires to conduct any investigator-initiated studies for the Licensed Product in the Territory in the Field and communicates such desire to Licensee, Licensee may submit a proposal on behalf of such member of the Licensee Supply Group to the Medical Affairs Committee, which will [**] such proposal.
4.10.    Compliance.
4.10.1    As of the Effective Date and throughout the Term, Licensee will maintain and implement an effective healthcare compliance program that: (i) governs all employees and contractors; (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; (iii) complies with the then-current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals (the “PhRMA Code”); and (iv) addresses standards applicable to activities within the scope of this Agreement, including the distribution and promotion of pharmaceutical products, adverse event reporting, data safeguards, privacy and protection (the “Licensee Compliance Program”). Licensee will send a current copy of any code, policies or other written materials comprising or documenting the Licensee Compliance Program to Akebia and provide Akebia with copies of any later updates. Such Licensee Compliance Program will be at least as comprehensive and contain standards at least as strict and up-to-date as those maintained by Akebia for its own equivalent activities for the Licensed Product and that, if the Licensee Compliance Program is not so comprehensive and up-to-date, then Licensee will ensure that all such sales and Medical Affairs activities are conducted in accordance with Akebia’s compliance standards (as communicated to Licensee from time to time during the Term). Throughout the Term and with respect to the commercialization of Licensed Products under this Agreement, Licensee and each of its Affiliates will further operate in strict compliance with Applicable Law, the PhRMA Code, the Licensee Compliance Program and Akebia compliance standards, as applicable.
4.10.2    Throughout the Term, Licensee will maintain adequate systems, policies, and procedures to screen before hire and annually thereafter all prospective and current employees, contractors, subcontractors, or agents against (i) the List of Excluded Individuals/Entities compiled by the Office of the Inspector General in the Department of Health and Human Services, and (ii) the General Services Administration’s List of Parties Excluded from Federal Programs. Such policies and procedures require Licensee’s prospective and current employees, contractors, subcontractors, or agents to disclose immediately to Licensee any exclusion, debarment, suspension, or declaration of ineligibility from

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participation in federal health care programs or in federal procurement or non-procurement programs and any investigation or indictment which may result in an exclusion, debarment, suspension, or declaration of ineligibility.
4.10.3    Throughout the Term, Licensee will maintain adequate systems, policies, and procedures to provide training to its employees on a regular basis, which includes training on the Licensee Compliance Program.
4.10.4    [**], the Coordination Committee will conduct a review of the Parties’ respective compliance programs.
4.10.5    Licensee and its Affiliates will only use Product Materials that are prepared by Akebia, or otherwise approved in advance in writing by Akebia, in each case, in connection with its sale of such Licensed Products under this Agreement or any Medical Affairs activities with respect to the Licensed Product or any Promotion of any Licensed Product by Licensee in the Field in the Territory that may be agreed to by the Parties in accordance with Section 4.3 (Promotion and Detailing). Akebia will use Commercially Reasonable Efforts to ensure that the Product Materials meet all applicable requirements under the Federal Food, Drug, and Cosmetic Act and conform to applicable FDA regulations. In addition, Licensee will ensure that the entities in the Licensee Supply Group only use Product Materials that are consistent with those Product Materials prepared and provided by Akebia.
4.10.6    Each Party shall have responsibility for tracking and reporting payments or other transfers of value made directly or indirectly to health care professionals or other persons and entities under the so-called federal “sunshine law” or Open Payments (42 U.S.C. §1320a-7a) and analogous state laws in connection with the performance of this Agreement in accordance with their respective compliance policies
4.11.    Specialty Pharmacies. Subject to Section 5.10.2 (Additions to Schedule 5.10), Licensee will use [**] to enter into and maintain supply agreements with specialty pharmacies to the extent necessary to make the Licensed Product available to all patients who receive dialysis at Authorized Dialysis Centers, and will ensure that the supply agreements that it enters into with Specialty Pharmacies meet the requirements set forth in Section 5.4 (Terms of the Licensee-Specialty Pharmacy Supply Agreements), Section 6.4 (No Effect on Licensed Product Reported Pricing), and Section 13.5.4. Notwithstanding anything to the contrary set forth in this Agreement, nothing herein will restrict Akebia from entering into a direct or indirect arrangement with any Specialty Pharmacy for the distribution of Licensed Products outside of the Field. In the event that the Parties each intend to enter into arrangements with the same Specialty Pharmacy, then the Parties will discuss such matter, along with any operational considerations, through the Coordination Committee.
Article 5

SUPPLY AGREEMENTS
5.1.    Licensee-FKC Supply Agreement. Licensee has entered into a supply agreement with its Affiliate, VFMCRP, dated as of December 18, 2018, and in turn VFMCRP has entered into an identical supply agreement with FKC with an effective date of December 18, 2018, pursuant to which, after the Effective Date, Licensed Products will be sold by Licensee (either directly or indirectly through VFMCRP) to FKC in an arms-length transaction for use in Authorized Dialysis Centers, other than TPDO Clinics and IDO Clinics (together, the “Licensee-FKC Supply Agreement”), and only pursuant to such agreements.
5.1.1    Initial Supply Agreement. Licensee represents and warrants that the Licensee-FKC Supply Agreement satisfies the requirements of Section 5.2 (Terms of the Licensee-FKC Supply Agreement) with the exception of Section 5.2.8, and does not include any terms related to [**] of any Licensed Product. If the Licensee-FKC Supply Agreement is

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terminated or expires, then Akebia may terminate this Agreement pursuant to Section 16.6 (Termination by Akebia for Failure to Enter Into or Amend the Licensee-FKC Supply Agreement or Licensee-FreseniusRx Supply Agreement).
5.1.2    Amendment to Supply Agreement. No later than [**] after the Reimbursement Date, Licensee (either directly or indirectly through VFMCRP) and FMCNA or any of its Affiliates (hereinafter referred to as “FMC Contracting Party”) will amend the Licensee-FKC Supply Agreement to finalize such agreement in order to satisfy all requirements of Section 5.2 (Terms of the Licensee-FKC Supply Agreement) (to the extent such Licensee-FKC Supply Agreement does not already do so), including Section 5.2.8. If Licensee (either directly or indirectly through VFMCRP) and FMC Contracting Party do not enter into an amendment of such Licensee-FKC Supply Agreement during such [**] period, then Akebia may terminate this Agreement pursuant to Section 16.6 (Termination by Akebia for Failure to Enter Into or Amend the Licensee-FKC Supply Agreement or Licensee-FreseniusRx Supply Agreement). Licensee will provide notice to Akebia that the amendments described herein have been executed and delivered by the parties thereto no later than [**] after entering into such amendments, including whether such amendment satisfies the requirements of Section 5.2.8. Notwithstanding anything herein to the contrary, Licensee (or in case the Licensee-FKC Supply Agreement has been entered into by VFMCRP, then VFMCRP) may amend the Licensee-FKC Supply Agreement in such a way that it no longer complies with Section 5.2.8, if so agreed in writing by the Parties.
5.2.    Terms of the Licensee-FKC Supply Agreement. Licensee will ensure that, throughout the Term, the Licensee-FKC Supply Agreement:
5.2.1    requires that FMC Contracting Party either (a) use [**] logistic service providers (each, an “LSP”) and/or use a Designated Wholesaler to provide the Licensed Products solely to the Authorized Dialysis Centers (other than TPDO Clinics and IDO Clinics), in which arrangement the LSP will not own or take title to any Licensed Product, or (b) itself directly provide such Licensed Products solely to Authorized Dialysis Centers other than TPDO Clinics and IDO Clinics;
5.2.2    prohibits FMC Contracting Party from distributing or transferring Licensed Products to any person or entity other than (a) the LSPs or (b) Authorized Dialysis Centers that are not TPDO Clinics or IDO Clinics;
5.2.3    requires that FMC Contracting Party report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee;
5.2.4    names Akebia as an intended third party beneficiary of such Licensee-FKC Supply Agreement with respect to relevant and appropriate provisions of such agreement;
5.2.5    (a) prohibits FMCNA, FMCNA’s Affiliates (including FKC), or Majority Owned Clinics from [**], except as required by Applicable Law), and (b) [**];
5.2.6    requires FMC Contracting Party to cause each Authorized Dialysis Center to (a) not distribute or transfer any Licensed Product to any person or entity other than a dialysis patient in the Field in the Territory or another Authorized Dialysis Center in the Territory, (b) use each Licensed Product, and implement reasonable measures to ensure that each Licensed Product is used only for (i) the treatment of dialysis patients in the Field in the Territory, and (ii) delivering clinical treatment consistent with the requirements of Section 4.4 (Licensed Product Prices) and to dialysis patients in the Field in the Territory; (c) report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee; and (d) [**], except as required by Applicable Law and to promptly inform Licensee, FMC Contracting Party, and Akebia if the Authorized Dialysis Center believes that it is required by Applicable Law [**];

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5.2.7    contains such additional provisions as may be necessary to ensure Licensee’s compliance with the terms set forth in this Agreement;
5.2.8     requires that Licensed Products be sold by Licensee (either directly or indirectly through VFMCRP) to FMC Contracting Party in an arms-length transaction, and by FMC Contracting Party directly (or indirectly through FKC or FreseniusRx) to patients who receive dialysis at Authorized Dialysis Centers; and
5.2.9    in case the Licensee-FKC Supply Agreement includes sales to FreseniusRx, then sub-sections 5.4.1 and 5.4.6 shall be applicable to the Licensee-FKC Supply Agreement.
5.3.    Licensee-FreseniusRx Supply Agreement. Licensee has entered into a supply agreement with its Affiliate VFMCRP dated as of December 18, 2018, and in turn, in the event the Licensee-FKC Supply Agreement does not include sales to FreseniusRx, VFMCRP will enter into a separate supply agreement with FreseniusRx, or an amendment thereto, pursuant to which, after the Effective Date, Licensed Products will be sold by Licensee (either directly or indirectly through VFMCRP) to FreseniusRx in an arms-length transaction, and by FreseniusRx directly to patients who receive dialysis at Authorized Dialysis Centers (together, the “Licensee-FreseniusRx Supply Agreement”) in compliance with the requirements of Section 5.4 (Terms of the Licensee-Specialty Pharmacy Supply Agreements). If, in the event the Licensee-FKC Supply Agreement does not include sales to FreseniusRx, and Licensee, VFMCRP, and FreseniusRx do not enter into such an agreement or amendment, as applicable, within [**] after the Reimbursement Date, then Akebia may terminate this Agreement pursuant to Section 16.6 (Termination by Akebia for Failure to Enter Into or Amend the Licensee-FKC Supply Agreement or Licensee-FreseniusRx Supply Agreement). Licensee will provide notice to Akebia no later than [**] after entering into such agreement or amendment, as applicable. Notwithstanding anything herein to the contrary, Vifor may terminate the Licensee-FreseniusRx Supply Agreement if so agreed in writing by the Parties.
5.4.    Terms of the Licensee-Specialty Pharmacy Supply Agreements. In addition to the Licensee-FreseniusRx Supply Agreement, Licensee (either directly or indirectly through VFMCRP) will enter into supply agreements with each other Specialty Pharmacy pursuant to which Licensee will sell Licensed Products directly to such Specialty Pharmacy in arms-length transactions for use by patients who receive dialysis at Authorized Dialysis Centers or at home from an Authorized Dialysis Center (together with the Licensee-FreseniusRx Supply Agreement, each such supply agreement, a “Licensee-Specialty Pharmacy Supply Agreement”), and only pursuant to such agreement. Licensee will ensure that, throughout the Term, each Licensee-Specialty Pharmacy Supply Agreement with each Specialty Pharmacy:
5.4.1    prohibits the Specialty Pharmacy from distributing or transferring Licensed Products to any person or entity other than to dialysis patients for treatment;
5.4.2    requires that the Specialty Pharmacy report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee;
5.4.3    requires the Specialty Pharmacy to (a) implement reasonable measures to ensure that each Licensed Product is used only for (i) the treatment of dialysis patients in the DD-CKD Indication, and (ii) delivering treatment consistent with the requirements of Section 4.4 (Licensed Product Prices); (b) report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee and Akebia; and (c) [**], except as required by Applicable Law, and to promptly inform Licensee and Akebia if the Specialty Pharmacy believes that it is required by Applicable Law [**];
5.4.4    prohibits the Specialty Pharmacy from [**], except as required by Applicable Law;

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5.4.5    names Akebia as an intended third party beneficiary of such Licensee-Specialty Pharmacy Supply Agreement with respect to relevant and appropriate provisions of such agreement;
5.4.6    prohibits the Specialty Pharmacy from changing any labeler code, product code, trade name, trademark, or packaging of any Licensed Product supplied to it under the Licensee-Specialty Pharmacy Supply Agreement and from affixing any label or sticker on any Licensed Product;
5.4.7    contains such additional provisions as may be necessary to ensure such Specialty Pharmacy’s compliance with the terms set forth in this Agreement.
5.5.    Licensee-TPDO Purchase Agreements. Licensee will enter into purchase agreements with each Third Party Dialysis Organization pursuant to which, after the Effective Date, Licensee will sell Licensed Products in arms-length transactions to such Third Party Dialysis Organizations for use in TPDO Clinics (each such supply agreement, a “Licensee-TPDO Purchase Agreement”), and only pursuant to such agreement. Licensee will ensure that, throughout the Term, each Licensee-TPDO Purchase Agreement with each Third Party Dialysis Organization:
5.5.1    requires that the Third Party Dialysis Organization itself directly provide Licensed Products solely to TPDO Clinics that have been approved by Akebia as provided in Section 5.10 (Licensee Supply Group);
5.5.2    prohibits the Third Party Dialysis Organization from distributing or transferring Licensed Products to any person or entity other than TPDO Clinics approved by Akebia as provided in Section 5.10 (Licensee Supply Group);
5.5.3    requires that the Third Party Dialysis Organization report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee;
5.5.4    names Akebia as an intended third party beneficiary of such Licensee-TPDO Purchase Agreement with respect to relevant and appropriate provisions of such agreement;
5.5.5    (a) prohibits the Third Party Dialysis Organization and its TPDO Clinics from [**], except as required by Applicable Law, and (b) [**];
5.5.6    requires the Third Party Dialysis Organization to (a) not distribute or transfer any Licensed Product to any person or entity other than a dialysis patient in the Field in the Territory or a TPDO Clinic in the Territory, (b) use each Licensed Product, and implement reasonable measures to ensure that each Licensed Product is used only for (i) the treatment of dialysis patients in the Field in the Territory, and (ii) delivering clinical treatment consistent with the requirements of Section 4.4 (Licensed Product Prices); (c) report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee; and (d) [**], except as required by Applicable Law and to promptly inform Licensee, the Third Party Dialysis Organization, and Akebia if such Third Party Dialysis Organization or any of its TPDO Clinics believes that it is required by Applicable Law [**];
5.5.7    permits Akebia to (a) take assignment of the Licensee-TPDO Purchase Agreement in the event this Agreement is terminated by Licensee pursuant to Section 16.9 (Termination for Convenience) and (b) take over Licensee’s supply of Licensed Products under the Licensee-TPDO Purchase Agreement pursuant to Section 16.15 (Suspension of Licensed Rights) in the event of a Suspension Period; and
5.5.8    contains such additional provisions as may be necessary to ensure Licensee’s compliance with the terms set forth in this Agreement.

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5.6.    Licensee-GPO Supplier Agreement. Licensee will enter into a supplier agreement with each GPO pursuant to which, after the Effective Date, Licensee will sell Licensed Products in arms-length transactions solely to the IDO members of such GPO via a distributor associated with such GPO (such supplier agreement, the “Licensee-GPO Supplier Agreement”), and only pursuant to such agreement. Licensee will ensure that, throughout the Term, each Licensee-GPO Supplier Agreement:
5.6.1    requires that the GPO and its associated distributor provide Licensed Products solely to the GPO’s member IDOs that have executed an IDO Participation Letter with Licensee in accordance with Section 5.7 (IDO Participation Letter);
5.6.2    prohibits the GPO and any of its associated distributors from distributing or otherwise transferring Licensed Products to any person or entity other than the GPO’s member IDOs that have executed an IDO Participation Letter with Licensee in accordance with Section 5.7 (IDO Participation Letter);
5.6.3    requires the GPO to cause any member independent operator of dialysis clinics that desires to obtain Licensed Products through such GPO to execute an IDO Participation Letter containing the terms set forth in Schedule 5.7 prior to receiving any Licensed Product through such GPO or its associated distributor;
5.6.4    requires that the GPO report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee;
5.6.5    (a) with the exception of price disclosure by the GPO to its member IDOs, prohibits the GPO and IDOs from [**], except as required by Applicable Law, and (b) [**];
5.6.6    requires the GPO to implement reasonable measures to ensure that each Licensed Product is used only for (a) the treatment of dialysis patients in the Field in the Territory, and (b) delivering clinical treatment consistent with the requirements of Section 4.4 (Licensed Product Prices);
5.6.7    names Akebia as an intended third party beneficiary of such Licensee-GPO Supplier Agreement with respect to relevant and appropriate provisions of such agreement;
5.6.8    permits Akebia to take assignment of the Licensee-GPO Supplier Agreement in the event this Agreement is terminated by Licensee pursuant to Section 16.9 (Termination for Convenience) and (b) take over Licensee’s supply of Licensed Products under the Licensee-GPO Supply Agreement pursuant to Section 16.15 (Suspension of Licensed Rights) in the event of a Suspension Period; and
5.6.9    contains such additional provisions as may be necessary to ensure Licensee’s compliance with the terms set forth in this Agreement.
5.7.    IDO Participation Letter. Licensee will cause each GPO to require any member IDO that desires to obtain Licensed Products through such GPO to enter into an IDO Participation Letter with Licensee containing the terms set forth in Schedule 5.7, as a condition of such IDO purchasing Licensed Products through such GPO.
5.8.    Terms of the Licensee-Designated Wholesaler Supply Agreements. Licensee will enter into supply agreements with each Designated Wholesaler pursuant to which Licensee will sell Licensed Products to such Designated Wholesaler in arms-length transactions solely for sale by such Designated Wholesaler to a member of the Licensee Supply Group other than as Designated Wholesaler (each such supply agreement, a “Licensee- Designated Wholesaler Supply Agreement”), and only pursuant to such agreement. Licensee will ensure that, throughout the Term, each Licensee-Designated Wholesaler Supply Agreement with each Designated Wholesaler:

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5.8.1    requires that such Designated Wholesaler provide Licensed Products solely to members of the Licensee Supply Group under an exclusive distribution account / “chargeback” sales model;
5.8.2    prohibits such Designated Wholesaler from distributing or transferring Licensed Products to any person or entity other a member of the Licensee Supply Group;
5.8.3    requires that such Designated Wholesaler report any unauthorized use, distribution, or transfer of any Licensed Product promptly to Licensee;
5.8.4    prohibits such Designated Wholesaler from changing any labeler code, product code, trade name, trademark, or packaging of any Licensed Product supplied to it under the Licensee-Designated Wholesaler Supply Agreement and from affixing any label or sticker on any Licensed Product; and
5.8.5    contains such additional provisions as may be necessary to ensure such Designated Wholesaler’s compliance with the terms set forth in this Agreement.
In addition, Licensee will use reasonable efforts to ensure that each Licensee-Designated Wholesaler Supply Agreement with each Designated Wholesaler names Akebia as an intended third party beneficiary of such Licensee-Designated Wholesaler Supply Agreement.
5.9.    Akebia’s Right to Review Agreements. Upon request, Licensee further agrees to permit (a) an independent auditor or law firm selected by Akebia and approved by Licensee (which approval will not be unreasonably withheld or delayed) or (b) Akebia, upon Licensee’s approval (which may be withheld in its sole discretion), to examine the Licensee-FKC Supply Agreement, each Licensee-Specialty Pharmacy Supply Agreement, each Licensee-GPO Supplier Agreement, each Licensee-TPDO Purchase Agreement, each Licensee-Designated Wholesaler Supply Agreement, and each IDO Participation Letter, or other agreements between Licensee and any member of the Licensee Supply Group, regarding a Licensed Product, in each case, solely to ensure that such agreements are consistent with the terms set forth in this Agreement. In the event that Akebia is the reviewing party, then Licensee may redact sensitive commercial information from any such agreement to the extent not necessary for Akebia to determine whether such agreement is consistent with the terms set forth in this Agreement. Any such auditor or law firm will be bound by a legal agreement obligating it to maintain the confidentiality of such information and not to share such information with Akebia or any other person. Any such auditor or law firm will summarize its findings solely by stating whether or not such agreements are consistent with Licensee’s obligations hereunder, and if such agreements are inconsistent with Licensee’s obligations, identify such inconsistencies to Akebia. Such examination will not be performed more than once per calendar year. Akebia will be responsible for the expenses incurred in connection with such examination, except in the event that the results of any examination reveal that such agreements are materially inconsistent with the terms set forth in this Agreement, in which case reasonable fees for such examination will be paid by Licensee.
5.10.    Licensee Supply Group.
5.10.1    List of Licensee Supply Group. As of the Effective Date, listed on Schedule 5.10 are (a) all of the Authorized Dialysis Centers (including each FKC Clinic and Majority Owned Clinic, which are each separately identified on Schedule 5.10), (b) each Third Party Dialysis Organization and each TPDO Clinic owned by each such Third Party Dialysis Organization, (c) each GPO, (d) each IDO that has executed an IDO Participation Letter and the IDO Clinics of each such IDO, and (f) the Specialty Pharmacies. Licensee will provide to the Coordination Committee an updated Schedule 5.10 [**], and on the Effective Date.
5.10.2    Additions to Schedule 5.10. In the event Licensee wishes to update Schedule 5.10 to include any entity within the Licensee Supply Group that has not been previously listed on Schedule 5.10, [**], Licensee will promptly provide to the Coordination Committee

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an updated Schedule 5.10 that the applicable entity under the applicable heading on Schedule 5.10; and provided further that the License granted in Section 3.1 (Grant of License to Licensee) will only become exercisable by Licensee with respect to such entity, and such entity will only be considered a member of the Licensee Supply Group for purposes of this Agreement, when Licensee has entered into a supply agreement with such entity in accordance with the applicable provisions of this Article 5 (Supply Agreements). and only for so long as such supply agreement remains in effect.
5.10.3    Removal of Licensee Supply Group Members by Akebia. Akebia may provide written notice to Licensee that Akebia proposes to remove any member of the Licensee Supply Group from Schedule 5.10 in the event that such member of the Licensee Supply Group (a) has not sold any Licensed Product within [**] of its inclusion on Schedule 5.10, (b) has not sold any Licensed Product over a consecutive period of at least [**], or (c) in the case of any IDO, does not have access to one or more of Licensee’s marketed products, other than the Licensed Product, through a GPO of which such IDO is a member. Within [**] following Licensee’s receipt of a written notice that Akebia proposes to remove an Authorized Dialysis Center from Schedule 5.10, which shall explain the reasons therefore, Licensee may object to such removal in writing, following which the Parties will discuss in good faith an agreeable resolution within [**]. If the Parties do not reach such a resolution during such [**] period, then Akebia may remove such member of the Licensee Supply Group from Schedule 5.10, and in such event Licensee will promptly stop the supply of Licensed Products to such member of the Licensee Supply Group.
5.10.4    Schedule 5.9. [**] the Third Party Dialysis Organizations and their TPDO Clinics and (b) the GPOs, IDOs, and their IDO Clinics, as each ((a) and (b)) are set forth on Schedule 5.10 hereto as of the Effective Date. Licensee represents and warrants that the updated version of Schedule 5.10 attached hereto is accurate and complete as of the Effective Date.
Article 6

PRICING AND PRICE REPORTING
6.1.    Pricing. Other than with respect to (a) the Licensee Supply Group’s customary dialysis clinic cost reporting to CMS and any other Governmental Authority, (b) a GPO’s customary non-public disclosure of product pricing under GPO contracts solely to its member IDOs that have executed an IDO Participation Letter, or (iii) disclosures required by law, Licensee will not, will cause its Affiliates not to, and will require the Licensee Supply Group and Designated Wholesalers not to, disclose [**], and in each case, such information will be Confidential Information subject to the terms of Article 14 (Confidentiality).
6.2.    Intention Regarding Impacts on Pricing. Akebia intends, and enters into this Agreement in reliance upon, the Agreement and the supply of Licensed Product by Akebia to Licensee under the Supply Agreement not giving rise to, or otherwise affecting, [**]. Notwithstanding the foregoing, if the administration of a Licensed Product by an Authorized Dialysis Center or Specialty Pharmacy to a dialysis patient gives rise to a rebate obligation under the Medicaid Drug Rebate Program or the Public Health Service Act Section 340B Drug Discount Program, then so long as (a) Licensee reimburses Akebia in accordance with Section 4.5 (Rebates) for any such rebate obligation incurred by Akebia and (b) such rebate does not affect the AMP, Best Price, 340B Ceiling Price, ASP, or NFAMP of any Akebia product outside of the Field or otherwise contravene Section 6.4 (No Effect on Licensed Product Reported Pricing), then such rebate obligation will not violate the intent of this Section 6.2 (Intention Regarding Impacts on Pricing).
6.3.    Impacts on Pricing. If, at any time, (a) there has been a breach of Section 6.1 (Pricing) or Section 6.4 (No Effect on Licensed Product Reported Pricing), (b) through the actions by or on behalf of Licensee, any of its Affiliates, any Designated Wholesaler, or any member of the Licensee Supply Group [**], and even if such actions do not constitute a breach by Licensee

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under Section 4.4 (Licensed Product Prices)), [**], or (d) [**], then, in each case ((a) through (d)), without limiting Akebia’s other rights and remedies under this Agreement, the Parties will [**] an agreeable resolution for a period of [**]. If the Parties do not reach such a resolution during such [**] period, then Akebia may suspend the License or terminate this Agreement pursuant to Section 16.7 (Termination or Suspension by Akebia for Impacts on Pricing).
6.4.    No Effect on Licensed Product Reported Pricing. Licensee will, will cause its Affiliates to, and will require the Licensee Supply Group and Designated Wholesalers to, use and sell (as applicable) each Licensed Product solely in the Field in the Territory. To the fullest extent permitted by Applicable Law, Licensee and its Affiliates will not use, sell, transfer, or distribute the Licensed Product (a) to any “Retail Community Pharmacy” (as defined in 42 U.S.C. § 1396r- 8(k)(10)); or (b) to any other customer, or in any manner, that would cause such sale, transfer, or distribution to affect the AMP, Best Price, 340B Ceiling Price, ASP, or NFAMP of any Akebia product. Licensee will provide prompt written notice to Akebia if Licensee or any of its Affiliates uses, sells, transfers, or distributes any Licensed Product in violation of this Section 6.4 (No Effect on Licensed Product Reported Pricing).
For the avoidance of doubt, the Parties acknowledge and agree that FreseniusRx does not meet the definition of a “Retail Community Pharmacy” under 42 U.S.C. § 1396r-8(k)(10) and implementing regulations.
Article 7

EXCLUSIVITY
7.1.    Akebia Restrictions. During the Effective Period, Akebia will not, and will cause its Affiliates and licensees (other than Licensee) to not, sell any Licensed Product directly to any member of the Licensee Supply Group for any use in the Field in the Territory; provided, however, that (a) Akebia will not be required to prohibit any Third Party wholesaler or distributor (including any Designated Wholesaler) from selling any Licensed Product to the Licensee Supply Group and (b) Akebia will not be prohibited from selling Licensed Products to any member of the Licensee Supply Group for any use outside of the Field. In the event that Licensee reasonably believes any sales of Licensed Products by wholesalers or distributors generates conflicts in Licensee’s distribution of Licensed Products, then Licensee may raise such conflict at the Coordination Committee, and Akebia will consider, if feasible, whether steps can be taken with such wholesaler or distributor to address such conflict.
7.2.    Licensee Restrictions. Without the prior written consent of Akebia, neither Licensee nor any of its Affiliates will directly or indirectly Promote, sell, or have sold, or enter into any agreement to Promote, sell, or have sold, any Competing Product in the Territory to FKC, any entity in or member of the Licensee Supply Group, any Designated Wholesaler, or any Authorized Dialysis Center. Notwithstanding the foregoing, if [**].
Article 8

REGULATORY
Akebia will use Commercially Reasonable Efforts to (a) prepare the NDA in the Territory for each Licensed Product based on its global development plan for such Licensed Product, and (b) obtain and maintain Regulatory Approval in the DD-CKD Indication in the Territory for each Licensed Product. Akebia will be responsible for preparing, filing, and submitting, directly or through its Affiliates or licensees, all Regulatory Filings and correspondence with the applicable regulatory authorities for each Licensed Product at its sole cost and expense.

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Article 9

TRADEMARKS; NAMES
9.1.    Trademark Responsibility. Akebia will be responsible for (a) registering, prosecuting, maintaining, and enforcing the Akebia Trademarks in the Territory, (b) preparing any guidelines applicable to the use of the Akebia Trademarks, and (c) investigating and defending any infringement or threatened infringement relating to any of the foregoing, in each case, at its sole cost and expense. Licensee will cooperate and assist Akebia with any of the foregoing activities with respect to all Akebia Trademarks, including, if requested by Akebia, providing any specifications, affidavits, declarations, or other documents necessary for Akebia to submit to appropriate Governmental Authorities in order to register and prosecute the Akebia Trademarks. Akebia will own and be responsible for securing any domain names associated with the Akebia Trademarks, and will be responsible for the costs associated with protecting such domain names. Neither Licensee nor any of its Affiliates will obtain or hold any such domain name in its own name.
9.2.    Trademark License. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Akebia hereby grants and will grant to Licensee and its Affiliates a non-exclusive non-sublicensable, non-transferrable, royalty-free license to use the Akebia Trademarks solely in connection with the sale, and, [**], of the Licensed Products in the Field in the Territory in accordance with this Agreement. Licensee will maintain the quality of the Licensed Products in accordance with this Agreement and the Supply Agreement. Licensee additionally will assure at all times that the Licensed Products are sold in accordance with Applicable Law.
9.3.    Trademark Ownership and Cooperation. Each Party acknowledges that Akebia has sole and exclusive ownership of all rights, title, and interests in and to the Akebia Trademarks. Licensee will not, and will cause its Affiliates and the entities in the Licensee Supply Group not to, register in their own name any trademark, corporate name, domain name, social media account, or other source identifier containing any trademark owned by Akebia or any word or mark that is confusingly similar to any such trademark. All use of any Akebia Trademark and all goodwill and benefit arising from such use will inure to the sole and exclusive benefit of Akebia. Licensee will place and display the Akebia Trademarks on and in connection with the Licensed Products only in such form and manner as specified in the guidelines adopted from time-to-time by Akebia and provided to Licensee. Except as otherwise expressly provided in this Agreement, Licensee is not granted any license under, and will not use, any trademarks of Akebia in connection with any Licensed Product.
9.4.    Defense of Third Party Infringement Claims.
9.4.1    Notice; Akebia Initiation. Licensee will immediately provide written notice to Akebia if a Third Party asserts that a Patent or other right controlled by such Third Party is or will be infringed by Licensee’s activities under this Agreement or Licensee becomes aware of a Patent or other right that might form the basis for such a claim, which notice will include all facts related to such claim in reasonable detail. [**].
9.4.2    Right to Defend. If, during the Term of the Agreement, a Third Party asserts that a Patent or other right controlled by such Third Party is infringed or will be infringed in the Territory by Licensee’s exercise of the rights granted to it under this Agreement, then:
(a)    [**] in the Territory, [**] will defend [**] against any such claim at its own expense using the counsel of its own choosing, so long as [**] is in breach of any of its obligations under this Agreement. [**] will be responsible for [**]% of the amounts owed to any Third Party directly related to such claim, whether by settlement or judgment; and
(b)    [**] in the Territory, [**] will have the right, but not the obligation, to defend any such claim at its own expense using the counsel of its own choosing. If [**]

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exercises such right to defend, then it will be responsible for [**]% of the amounts owed to any Third Party directly related to such claim, whether by settlement or judgment.
In addition, with respect to any such claim by a Third Party that a Patent or other right controlled by such Third Party is infringed or will be infringed as a result of Licensee’s activities under this Agreement in the Territory (whether or not [**]), the Parties will reasonably assist each other and cooperate and share information related to any such claim.
9.4.3    Responsibility for Third Party Licenses. If at any time during the Term, Akebia believes that it is necessary or advisable to seek to acquire or obtain a license from any Third Party in order to avoid infringement of Patents owned or controlled by such Third Party as a result of Licensee’s activities under this Agreement, whether or not such Third Party has instituted an infringement claim, then Akebia will have the sole right, but not the obligation, [**] under such Patents from such Third Party. [**]. This Section 9.4.3 (Responsibility for Third Party Licenses) will not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.
Article 10

MANUFACTURING AND SUPPLY
10.1.    Commercial Supply. Subject to the terms and conditions of this Agreement and the Supply Agreement, Licensee will purchase from Akebia all of Licensee’s requirements of the Licensed Products in Finished Form for sale in the Territory.
10.2.    Commercial Supply Agreement. The Parties will use good faith efforts to negotiate and enter into a supply agreement for the commercial supply to Licensee of the Licensed Products in Finished Form (the “Supply Agreement”) within [**] following the execution of this Agreement. The Supply Agreement will provide that, following acceptance by Akebia of a purchase order for Licensed Products, Akebia will invoice Licensee for the Transfer Price for such Licensed Products (as further described in Section 11.4 (Transfer Price)) at the time of delivery, payable within [**] following delivery.
Article 11

PAYMENTS
11.1.    Profit Share. Subject to the provisions of this Agreement, as partial consideration for the License, Licensee will pay to Akebia 66.6% of the Profit accrued by Licensee or its Affiliates with respect to the sale of Licensed Products. Licensee will make such payment to Akebia in the manner described in Section 11.4 (Transfer Price).
11.2.    Upfront Payment. Subject to the provisions of this Agreement, including Section 4.6 (Reimbursement System and Other Changes), as further consideration for the License, Licensee will pay to Akebia a non-creditable, nonrefundable payment of $25,000,000 (the “Upfront Payment”) no later than [**] following the Effective Date.
11.3.    Equity Investment. Licensee will purchase shares of common stock of Akebia for an aggregate purchase price of $20,000,000 at the purchase price and in accordance with the terms and conditions set forth in the Stock Purchase Agreement.
11.4.    Transfer Price. Akebia will supply Licensed Products to Licensee under the Supply Agreement at a per-unit transfer price equal to [**] plus [**] plus [**] (the “Transfer Price”). At least [**] prior to the anticipated First Commercial Sale of the Licensed Product in the Territory, the Parties, through the Coordination Committee, will determine, for purposes of calculating the Transfer Price, the [**] for the calendar quarter following the First Commercial Sale. For each

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subsequent calendar quarter, [**] will be determined based on the [**] in the most recently available calendar quarter, unless the Parties agree otherwise. Beginning from the First Commercial Sale, within [**] following the end of each calendar quarter, the Parties will reconcile the aggregate Transfer Price paid for Licensed Products against the [**] and [**] recorded in such calendar quarter. If Licensee has underpaid for such calendar quarter (i.e., the aggregate Transfer Price paid is less than the sum of [**] plus [**] and [**] sold in such calendar quarter), then Licensee will make a true-up payment to Akebia in the amount of such underpayment. If Licensee has overpaid for such calendar quarter (i.e., the aggregate Transfer Price paid is greater than the sum of [**] plus [**] and [**] sold in such calendar quarter), then Akebia will make a true-up payment to Licensee in the amount of such overpayment.
11.5.    Working Capital Fund. Within [**] after the Effective Date, Licensee will pay Akebia $40,000,000 (the “Initial Working Capital Payment”) to be used as a working capital fund to finance the manufacture of Licensed Products (the “Working Capital Fund”), representing [**]% of the amount of purchase orders that Akebia has placed with its contract manufacturer for the supply for the Territory of Licensed Product [**]. On a [**] basis, Akebia will notify Licensee of (a) all new purchase orders placed with Akebia’s contract manufacturer in such [**] for Licensed Product scheduled to be delivered within the following [**], (b) following the Reimbursement Date, all purchase orders that have been fulfilled in the preceding [**], (c) the total amount of all outstanding purchase orders that Akebia has placed with its contract manufacturers as of the end of such [**], in each case, for the Territory (the “Outstanding CMO Balance”), (d) with respect to Akebia’s inventory of Licensed Product drug substance, bulk drug product and finished goods as of the end of each [**] (the “Safety Stock Amount”), and (e) the sum of the Outstanding CMO Balance and the Safety Stock Amount (“Total Working Capital Requirement”), provided that, for the purpose of calculating the payments required by this Section 11.5 (Working Capital Fund), the Safety Stock Amount, when calculated as the number of months of forward coverage for the Territory, shall not exceed [**] for drug substance and [**] for the sum of bulk drug product and finished goods, unless the Parties explicitly agree to exceed such cap. Provided further, that such cap on the sum of bulk drug product and finished goods inventory shall not apply until [**] post Reimbursement Date. For clarity, nothing herein shall be construed as restricting the actual amount of Licensed Product inventory Akebia may maintain at any given time during the Term, or otherwise impacting Akebia’s inventory management. Within [**] of receiving such notice, Licensee will contribute an additional amount (each such payment, an “Additional Working Capital Payment,” and together with the Initial Working Capital Payment, the “Working Capital Payments”), to the Working Capital Fund, equal to the positive difference (if any) between (A) the Working Capital Percentage (defined below) multiplied by the Total Working Capital Requirement, minus (B) the current balance of the Working Capital Fund (i.e., the total amount of all Working Capital Payments previously paid by Licensee to Akebia minus any refunds of such payments from Akebia to Licensee), provided that such Additional Working Capital Payment is greater than $[**], otherwise no additional contribution shall be due in that [**]. For clarity, if such difference is negative, then no payment from Licensee to Akebia shall be due. If, for a given [**], the Working Capital Fund exceeds the Working Capital Percentage multiplied by the Total Working Capital Requirement by an amount greater than $[**], then Akebia will refund to Licensee their entirety of such excess amount following such [**]. Upon any termination or expiration of this Agreement for any reason other than for convenience by Licensee pursuant to Section 16.9 (Termination by Licensee for Convenience), Akebia will refund to Licensee the then-outstanding balance of the Working Capital Fund, net of any amounts owed by Licensee to Akebia under the Agreement as of the effective date of such termination or expiration. The “Working Capital Percentage” will be [**]% as of the Effective Date, but the Coordination Committee will evaluate the Working Capital Percentage on a [**] basis during the Term, and will update it as appropriate to account for any substantial change in

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the percentage of Licensee’s share of overall purchase orders for Licensed Products for the Territory.
11.6.    Sales Reports.
11.6.1    Monthly Reports.
(a)    Within [**] after the end of each month in which Licensee or its Affiliates sell a Licensed Product to FMCNA, FMCNA’s Affiliates, Majority Owned Clinics, or FKC Clinics, Licensee will provide to Akebia a report setting forth, (i) the number of units of Licensed Products sold by Licensee or its Affiliate to FMCNA, FMCNA’s Affiliates, Majority Owned Clinics, or FKC Clinics, (ii) the actual gross sales of all Licensed Products sold by Licensee or its Affiliates to FMCNA, FMCNA’s Affiliates, Majority Owned Clinics, or FKC Clinics in the Territory in such month; and (iii) the estimated total aggregate Net Sales of the Licensed Products sold by Licensee or its Affiliates to FMCNA, FMCNA’s Affiliates, Majority Owned Clinics, or FKC Clinics in the Territory in such month.
(b)    Within [**] after the end of each month in which Licensee or its Affiliate sells any Licensed Product to any Designated Wholesaler, Specialty Pharmacy or Authorized Dialysis Center (other than Majority Owned Clinics or FKC Clinics), Licensee will provide to Akebia a written report that sets forth: (i) the number of units of each Licensed Product supplied directly to any Designated Wholesaler, Specialty Pharmacy or Authorized Dialysis Center (other than Majority Owned Clinics or FKC Clinics), (ii) the gross sales for all Licensed Product supplied directly to any Designated Wholesaler, Specialty Pharmacy or Authorized Dialysis Center (other than Majority Owned Clinics or FKC Clinics), (iii) the Net Sales for all Licensed Product supplied directly to any Designated Wholesaler, Specialty Pharmacy or Authorized Dialysis Center (other than Majority Owned Clinics or FKC Clinics), (iv) the number of units of each Licensed Product held in inventory by any wholesaler, and (v) on a facility level, the number of units of each Licensed Product sold from Designated Wholesalers directly to Authorized Dialysis Centers (other than Majority Owned Clinics or FKC Clinics).
(c)    Licensee will use Commercially Reasonable Efforts to negotiate the purchase of data from FMCNA, or relevant Specialty Pharmacy, in order to be able to report, on a facility level, the number of units of each Licensed Product distributed by FKC to FKC Clinics, or by Specialty Pharmacies to Authorized Dialysis Centers. Licensee shall confer with Akebia regarding terms of such agreement, prior to execution, and shall implement Akebia’s reasonable comments with respect thereto. Akebia shall reimburse Licensee for [**]% of all documented costs associated with the purchase of such data, provided that Akebia has consented to the terms of such Agreement prior to its execution, provided further, that the Parties agree that Licensee’s share of all documented costs associated with the purchase of such data shall not exceed [**] dollars ($[**]).
11.6.2    Quarterly Reports. In addition to the reports to be provided in accordance with Section 11.6.1 (Monthly Reports), (a) within [**] after the end of each calendar quarter in which Licensee or its Affiliate sells any Licensed Product, Licensee will provide to Akebia a written sales report that sets forth Net Sales of Licensed Products sold directly to FMCNA or any of its Affiliates including FKC, any Designated Wholesaler, each Specialty Pharmacy, each IDO, and each Third Party Dialysis Organization during such calendar quarter and the Profit in such calendar quarter from such sales, together with all calculations used to determine such Net Sales and Profit, and (b) within [**] after the end of each calendar quarter in which Licensee or its Affiliate sells any Licensed Product, Licensee will provide to Akebia a detailed written sales report (each, a “Quarterly Report”) that sets forth (i) the units of each Licensed Product purchased directly by

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FMCNA or any of its Affiliates including FKC, any Designated Wholesaler, any Specialty Pharmacy, the IDO members of each GPO, and each Third Party Dialysis Organization, and (ii) the number of units of each Licensed Product held in inventory by FMCNA or any of its Affiliates including FKC, each Specialty Pharmacy, each Designated Wholesaler, and any distributor of Licensee that distributes Licensed Products to IDOs or Third Party Dialysis Organizations, which, in each case ((i) and (ii)), will be broken down on a monthly and quarterly basis. In addition, on an annual basis, Licensee will provide to Akebia the annual Net Sales and Profit forecasts for each Licensed Product to be sold by Licensee under the License in the upcoming calendar year. The Parties will seek to resolve any questions or issues related to a Quarterly Report within [**] following receipt by Akebia of such Quarterly Report.
11.6.3    Provisional Quarterly Reports. Akebia may request Licensee to provide, within [**] after the end of each calendar quarter in which Licensee or its Affiliate sells any Licensed Product, a provisional report of the information described in Section 11.6.2 (Quarterly Reports), with the understanding that the information in such reports (each, a “Provisional Quarterly Report”) is not official and will be subject to change.
11.7.    Accounting. Licensee agrees to keep full, clear, and accurate records in accordance with the Accounting Standards consistently applied for a period of at least three years after the relevant payment is owed pursuant to this Agreement in sufficient detail to enable compensation payable to Akebia hereunder to be determined. Licensee further agrees to permit its books and records to be examined by an independent accounting firm selected by Akebia and approved by Licensee, which approval will not be unreasonably withheld or delayed, to verify the reports provided in Section 11.4 (Sales Reports). Such auditor will be bound by a legal agreement obligating it to maintain the confidentiality of such information and to not share it with Akebia. The auditor’s report will be provided simultaneously to both Licensee and Akebia, will be limited to a disclosure of the extent of any underpayment or overpayment by Licensee in sufficient detail to allow Akebia and Licensee to understand the source of any error. Such audit will not be performed more frequently than once per calendar year. Such examination is to be made at the expense of Akebia, except in the event that the results of the audit reveal an underpayment by Licensee of [**]% or more during the period being audited, in which case reasonable audit fees for such examination will be paid by Licensee.
11.8.    Methods of Payment. All payments due to Akebia under this Agreement will be made in U.S. Dollars by wire transfer to a bank account of Akebia designated from time-to-time in writing by Akebia.
11.9.    Late Payments. Any amount owed by Licensee to Akebia under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a) the then current prime rate quoted by Citibank in New York City plus [**]%, or (b) the highest rate permitted under Applicable Law. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article 17 (Dispute Resolution; Governing Law).
Article 12

INFORMATION AND ADVERSE DRUG EVENTS AND REPORTS
12.1.    Data Security. During the Term of this Agreement, Licensee will maintain and, as applicable, cause its Affiliates to maintain, environmental, safety, and facility procedures, data security procedures and other safeguards against the disclosure, destruction, loss, or alteration of any clinical data, post-marketing data, commercialization information, or any other information concerning the Licensed Compound or the Licensed Products known by Licensee or any of its Affiliates at any time during the Term that are no less rigorous than those maintained by Licensee (or any of its Affiliates) for its own information of a similar nature.

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12.2.    Adverse Drug Events. Licensee will provide to Akebia any information that it becomes aware of in the Territory concerning any adverse event relating to the Licensed Compound or any Licensed Product, whether or not determined to be attributable to the Licensed Compound or any Licensed Product, including any such information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) (such information, the “Safety Data”) no later than [**] after becoming aware of any such Safety Data. Akebia will own all of the Safety Data, and the global safety database associated with the Licensed Products will be owned and maintained by Akebia. [**] will have the sole right and responsibility to administer and otherwise make decisions with respect to recalls and withdrawals of a Licensed Product, and [**] will, [**], provide assistance and cooperation reasonably requested by [**] in connection with any such recall or withdrawal.
Article 13

REPRESENTATIONS, WARRANTIES, AND COVENANTS
13.1.    Mutual Representations and Warranties. Each of Licensee and Akebia hereby represents and warrants to the other Party as of the Effective Date that:
13.1.1    (a) It is a corporation or entity duly organized and validly existing under the laws of the state, municipality, provinces, administrative division, or other jurisdiction of its incorporation or formation, and (b) it has full power and authority and the legal right to own and operate property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
13.1.2    The execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action.
13.1.3    This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against such Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.
13.1.4    It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with Third Parties.
13.1.5    It has obtained all necessary consents, approvals, and authorizations of all Governmental Authorities and other Third Parties required to be obtained in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.
13.1.6    The execution and delivery of this Agreement and the performance of its obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of its articles of incorporation, bylaws, limited partnership agreement, or any similar instrument, as applicable, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Law or any contractual obligation or court or administrative order by which it is bound.
13.1.7    It has the right to grant the rights and licenses described in this Agreement.
13.2.    Additional Mutual Representations and Warranties. Each of Licensee and Akebia represents and warrants as of the Effective Date that it has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, and is not subject to any similar sanction of other Governmental Authorities outside of the Territory, and neither it nor any of its Affiliates has used, in any capacity, any person who either has been debarred by the FDA, is the

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subject of a conviction described in Section 306 of the FD&C Act, or is subject to any such similar sanction.
13.3.    Additional Akebia Representations and Warranties. Akebia hereby represents and warrants as of the Effective Date that:
13.3.1    The Akebia Patents and the Akebia Trademarks have been duly filed in the Territory.
13.3.2    All applicable filing, maintenance, and other fees have been timely paid for all of the Akebia Patents set forth on Schedule 1.9 and the Akebia Trademarks set forth on Schedule 1.11, and, to Akebia’s Knowledge, all of the Akebia Patents set forth on Schedule 1.9 that are issued patents and the Akebia Trademarks set forth on Schedule 1.11 that are registered trademarks, in each case, are in full force and effect.
13.3.3    There is no pending or, to Akebia’s Knowledge, threatened (in writing) re-examination, opposition, interference, inter partes review, or claim challenging the inventorship, ownership, validity, enforceability, or patentability of the Akebia Patents or other litigation or proceeding in the Territory relating to any of the Akebia Patents.
13.3.4    The sale of the Licensed Products does not and will not infringe any valid Patent or other intellectual property rights of any Third Party in the Territory.
13.3.5    Akebia has received no written notice of any claim that a patent or trade secret owned or controlled by a Third Party is or would be infringed or misappropriated by the sale of the Licensed Products in the Territory.
13.3.6    To Akebia’s Knowledge, there is no use, infringement, or misappropriation of the Akebia Technology in the Territory in derogation of the rights granted to Licensee in this Agreement.
13.3.7    There are no investigations, inquiries, actions, or other proceedings pending before or to Akebia’s Knowledge threatened by the FDA or other Governmental Authority in the Territory with respect to the Licensed Products arising from any default by Akebia or a Third Party acting on behalf Akebia in the research or development of the Licensed Compound, and Akebia has not received written notice threatening any such investigation, inquiry, action or other proceeding.
13.3.8    Akebia owns or has licensed the rights, title, and interests in and to the Akebia Technology granted to Licensee pursuant the License.
13.3.9    The research, development, and manufacture of the Licensed Products conducted by Akebia or its Affiliates has been conducted in compliance with Applicable Law and, to Akebia’s Knowledge, the research, development, and manufacture of the Licensed Products conducted by Akebia’s Third Party contractors has been conducted in compliance with Applicable Law.
13.4.    Additional Licensee Representations and Warranties. Licensee hereby represents and warrants as of the Effective Date that:
13.4.1    Vifor Pharma Participations Ltd. and Fresenius Medical Care AG & Co KGaA are the joint venture partners of VFMCRP, with Vifor Pharma Participations Ltd. owning a controlling interest of VFMCRP and Fresenius Medical Care AG & Co KGaA owning the remaining interest.
13.4.2    FKC is an Affiliate of FMCNA and a strategic partner of Licensee.
13.4.3    FreseniusRx is an Affiliate of FMCNA.

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13.4.4    Licensee is not an Affiliate of FMC, FMCNA or any member of the Licensee Supply Group.
13.4.5    Licensee is a drug manufacturer that is not engaged in the wholesale distribution of prescription drugs to “retail community pharmacies” (as that term is defined in 42 U.S.C. § 1396r-8(k)(10)).
13.4.6    The transmission of all information required to be included in each Quarterly Report and Monthly Reports pursuant to this Agreement is consistent with Applicable Law and Licensee’s contractual obligations with Third Parties.
13.5.    Additional Covenants.
13.5.1    Each Party covenants that it will not engage, in any capacity in connection with this Agreement or any ancillary agreements, any person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act, or is subject to any such similar sanction. Each Party will inform the other Party in writing promptly if it or any person engaged by it or any of its Affiliates who is performing services under this Agreement, or any ancillary agreements, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to each Party’s knowledge, is threatened, relating to the debarment or conviction of a Party, any of its Affiliates, or any such person performing services hereunder or thereunder.
13.5.2    Each Party covenants that it will comply with all Applicable Laws in performing its activities hereunder.
13.5.3    If either Party determines, based on reasonable advice of counsel, that its compliance with this Agreement will violate Applicable Law, then the Parties will negotiate to amend this Agreement as necessary to ensure that the terms hereof to permit such Party to comply with Applicable Law and this Agreement during the Term.
13.5.4    Licensee covenants that throughout the Term it will not, and will cause each of its Affiliates that are involved in the supply or distribution of any Licensed Product to not, engage in the wholesale distribution of prescription drugs to “retail community pharmacies” (as that term is defined in 42 U.S.C. § 1396r-8(k)(10)) in the Territory.
13.5.5    Licensee covenants that throughout the Term it will provide prompt written notice to Akebia in the event that any of its Affiliates intends to engage, or has engaged, in the wholesale distribution of prescription drugs to “retail community pharmacies” (as that term is defined in 42 U.S.C. § 1396r-8(k)(10)) in the Territory.
13.5.6    Licensee covenants that, throughout the term, Licensee will not provide to FreseniusRx any preferential discounts or rebates that Licensee does not also make available to all other Specialty Pharmacies.
13.5.7    Neither Party will enter into any agreement or contractual obligation with a Third Party that conflicts with or is inconsistent with this Agreement or requires the consent of any Third Party for such Party to perform its obligations under this Agreement.
13.5.8    On the Effective Date, Akebia will provide to Licensee an updated Schedule 1.9 that includes all Akebia Patents as of the Effective Date, and an updated Schedule 1.11 that includes all Akebia Trademarks as of the Effective Date.
13.6.    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, INCLUDING THE WARRANTIES SET FORTH IN SECTION 13.3 (ADDITIONAL AKEBIA REPRESENTATIONS AND WARRANTIES), THE INTELLECTUAL PROPERTY RIGHTS

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PROVIDED BY AKEBIA ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, INCLUDING THE WARRANTIES SET FORTH IN SECTION 13.3 (ADDITIONAL AKEBIA REPRESENTATIONS AND WARRANTIES), AKEBIA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR ENFORCEABILITY OF ITS RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
13.7.    Limitation of Liability. NEITHER OF THE PARTIES WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT, OR INTENTIONAL BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, A BREACH OF THE OBLIGATIONS OF A PARTY UNDER [**], A VIOLATION BY A PARTY OR ITS AFFILIATES OF [**].
Article 14

CONFIDENTIALITY
14.1.    Generally. During the Term and for a period of seven years following the early termination of this Agreement, each Party (a) will maintain in confidence all Confidential Information of the other Party; (b) will not use such Confidential Information for any purpose except in connection with the activities contemplated by this Agreement or in order to further the purpose of this Agreement; and (c) will not disclose such Confidential Information, except that each Party may disclose such Confidential Information to its Affiliates, investors, prospective investors, lenders, prospective lenders, financing sources, prospective financing sources (including, in each case, in connection with any royalty factoring or similar transaction), prospective acquirers, licensees, sublicensees, prospective sublicensees, employees, consultants, financial or legal advisors, agents, or subcontractors who are bound by obligations of nondisclosure and non-use no less stringent than those set forth in this Article 14 (Confidentiality) and to whom such disclosure is reasonably necessary or advisable in connection with such Party’s activities as contemplated in this Agreement or in connection with financing or acquisition activities (including its right to assign its rights hereunder pursuant to Section 18.1 (Assignment) as part of a royalty factoring or other similar transaction). Each Party will ensure that its Affiliates, investors, prospective investors, lenders, prospective lenders, acquirors, licensees, sublicensees, prospective acquirors, licensees, sublicensees, prospective sublicensees, employees, consultants, agents, consultants, and subcontractors comply with these obligations. Each Party will notify the other Party promptly on discovery of any unauthorized use or disclosure of the other Party’s Confidential Information, including the other Party’s trade secrets or proprietary information. Licensee acknowledges that all (i) Safety Data, (ii) Akebia Know-How, and (iii) other information related to Akebia’s and its Affiliates’, licensees’, and sublicensees’ development and commercialization of the Licensed Compound and the Licensed Products constitutes Confidential Information of Akebia. The terms of this Agreement will be the Confidential Information of each Party.
14.2.    Exceptions. The obligations of confidentiality, non-disclosure, and non-use set forth in Section 14.1 (Generally) will not apply to the extent the receiving Party (the “Recipient”) can demonstrate that the disclosed information (a) was in the public domain at the time of disclosure to the Recipient by the other Party, or thereafter entered the public domain, in each case, other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents, or subcontractors, in breach of this Agreement; (b) was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party; (c) was received by the Recipient or its Affiliates on an unrestricted basis from a

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Third Party rightfully in possession of such information and not under a duty of confidentiality to the other Party; or (d) was independently developed by or for the Recipient or its Affiliates without reference to or reliance on the Confidential Information of the other Party (as demonstrated by written records). Notwithstanding any other provision of this Agreement, the Recipient’s disclosure of Confidential Information will not be prohibited if such disclosure: (i) is in response to a valid order of a court or other Governmental Authority; or (ii) is otherwise required by Applicable Law or regulation or rules of a nationally recognized securities exchange. Further notwithstanding any other provision of this Agreement, Akebia may disclose Licensee’s Confidential Information to the extent disclosure is required in connection with the filing or prosecuting patent applications, prosecuting, or defending litigation, responding to an investigation by a Governmental Authority, or otherwise establishing rights or enforcing obligations under this Agreement, making Regulatory Filings with respect to the Licensed Products, or conducting research, development, or clinical studies with respect to the Licensed Products. If a Recipient is required to disclose Confidential Information pursuant to this Section 14.2 (Exceptions), then prior to any disclosure the Recipient will provide the other Party with prior written notice of such disclosure in order to permit the other Party to seek a protective order or other confidential treatment of such Confidential Information.
14.3.    Publicity. The Parties recognize that each Party may from time-to-time desire to issue press releases and make other public statements or disclosures regarding the terms of this Agreement. In such event, the Party desiring to issue a press release or make a public statement or disclosure will provide the other Party with a copy of the proposed press release, statement, or disclosure for review and approval as soon as practicable prior to publication, which advance approval will not be unreasonably withheld or delayed. No other public statement or disclosure of, or concerning, the terms of this Agreement will be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 14.3 (Publicity), then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this Article 14 (Confidentiality), a Party may disclose the terms of this Agreement where required, as reasonably determined by the disclosing Party, by Applicable Law, regulation or legal process, or by applicable stock exchange rule (with prompt notice of any such legally required disclosure to the other Party and, to the extent practicable, sufficient opportunity for the other Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor).
14.4.    Publications. If, [**], Licensee, its Affiliates, FMCNA, the Licensee Supply Group, or any healthcare professional having an investigator initiated trial agreement in place with any of the previously listed entities desires to publish any clinical data or other clinic results from the administration of the Licensed Compound or any Licensed Product, then Licensee will, will cause its Affiliates to, and will cause FMCNA, the Licensee Supply Group, and such healthcare professionals to, in each case, [**]. If Akebia determines that any such proposed publication contains patentable subject matter requiring protection, then Akebia may require the delay of such publication for a period of time not to exceed an additional [**] to pursue such protection or negotiate with such healthcare professional. If Akebia determines that the proposed publication contains Confidential Information, then Akebia may require such Confidential Information to be deleted from such publication. If, [**], Licensee, its Affiliates, FMCNA, or the Licensee Supply Group desires to publish any preclinical or non-clinical results from the research and development of the Licensed Compound or any Licensed Product, then Licensee will, will cause its Affiliates to, and will cause FMCNA and the Licensee Supply Group to, in each case, [**].
Article 15

INDEMNIFICATION
15.1.    Indemnification by Akebia. Unless otherwise provided herein, Akebia will indemnify, hold harmless, and defend Licensee and its Affiliates and their respective, directors, officers, employees, and agents (the “Licensee Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, or losses (including reasonable attorneys’

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fees, court costs, witness fees, damages, judgments, fines, and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) a breach of this Agreement by Akebia, (b) [**] of a Licensed Product by or on behalf of Akebia or its Affiliates or licensees (other than Licensee, the LSP, Designated Wholesalers, or a member of the Licensee Supply Group), or (c) the negligence or willful misconduct of any Akebia Indemnitee (as defined in Section 15.2 (Indemnification by Licensee)). Notwithstanding the foregoing, Akebia will not have any obligation to indemnify the Licensee Indemnitees to the extent that any Losses arise out of the negligence or willful misconduct of any Licensee Indemnitee or any breach of this Agreement by Licensee.
15.2.    Indemnification by Licensee. Unless otherwise provided herein, Licensee will indemnify, hold harmless, and defend Akebia and its Affiliates and their respective directors, officers, employees, and agents (the “Akebia Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) a breach of this Agreement by Licensee, (b) [**], in each case, of a Licensed Product by or on behalf of Licensee, the LSP, Designated Wholesalers, or the Licensee Supply Group (including any communications regarding such Licensed Product by Licensee, the LSP, or the Licensee Supply Group), or (c) the negligence or willful misconduct of any Licensee Indemnitee. Notwithstanding the foregoing, Licensee will not have any obligation to indemnify the Akebia Indemnitees (i) to the extent that any Losses arise out of the negligence or willful misconduct of any Akebia Indemnitee or any breach of this Agreement by Akebia, or (ii) for any [**] of any Licensed Product, other than any [**] of any Licensed Product by or on behalf of Licensee, the LSP, Designated Wholesalers, or the Licensee Supply Group.
15.3.    Indemnification Procedure. Each Party, if seeking indemnification under this Article 15 (Indemnification) (the “Indemnified Party”), will give [**] written notice of the claim to the other Party (the “Indemnifying Party”); provided, however, that any failure or delay in providing such notice will not relieve the Indemnifying Party of its indemnification obligation, except to the extent it is actually prejudiced by such failure or delay. Each Party will promptly furnish to the other Party copies of all papers and official documents received in respect of any Losses. The Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party, to assume and control the defense of the indemnification claim at its own expense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that an Indemnified Party will have the right to retain its own counsel, at its own expense, except that the fees and expenses of the Indemnified Party’s counsel will be paid by the Indemnifying Party if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. If the Indemnifying Party does not assume the defense of the indemnification claim as described in this Section 15.3 (Indemnification Procedure), then the Indemnified Party may defend the indemnification claim but will have no obligation to do so. The Indemnified Party will not settle or compromise the indemnification claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the indemnification claim in any manner that would have an adverse effect on the Indemnified Party’s interests (including any rights under this Agreement or the scope or enforceability of any Patents, Confidential Information, or other rights licensed to Licensee by Akebia hereunder), without the prior written consent of the Indemnified Party, which consent, in each case (by the Indemnifying Party or Indemnified Party, as the case may be), will not be unreasonably withheld or delayed. The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and will make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information will be subject to Article 14 (Confidentiality). The Indemnifying Party will provide periodic updates to the Indemnified Party (and its counsel, if applicable) regarding its defense of the action with immediate notice regarding any material developments. The Indemnifying Party will not be liable for any settlement or other disposition of Losses by the Indemnified Party if such settlement is reached without the written consent of the Indemnifying Party pursuant to this Section 15.3 (Indemnification Procedure).

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15.4.    Reimbursement of Additional Expenses. Notwithstanding any provision to the contrary set forth in this Agreement, Licensee will reimburse Akebia for all reasonable actual out-of-pocket expenses (including, but not limited to, attorneys’ fees and costs, and all other expenses) incurred by Akebia in connection with responses to subpoenas, government investigations and other similar legal orders and legal and regulatory processes issued to Akebia with respect to Licensee or any of its Affiliates or Designated Wholesalers, the Licensee Supply Group, or the subject matter of this Agreement. Licensee, however, shall have no obligation to reimburse Akebia for any such expenses directly arising out of, in connection with or otherwise relating to actions or omissions of Akebia or its employees, officers, directors or Affiliates that violate this Agreement or Applicable Law.
15.5.    Insurance. Akebia and Licensee will each, at their own expense, obtain and maintain insurance with respect to the use and sale of the Licensed Products under this Agreement in such amount and subject to such deductibles and other limitations as biopharmaceutical companies in the Territory customarily maintain with respect to the use and sale of similar products. Each Party will provide a copy of such insurance policy to the other Party upon request.
Article 16

TERM AND TERMINATION
16.1.    Term. The term of this Agreement will begin on the Original Execution Date and, unless earlier terminated in accordance with the terms of this Article 16 (Term and Termination), will extend until the later of (a) expiration of the last-to-expire Valid Claim [**] that would, but for the licenses granted hereunder, be infringed by the making, using, selling, or importing of such Licensed Product in the Territory, or (b) expiration of marketing or regulatory exclusivity in the Territory (the “Term”).
16.2.    Termination for Breach. Subject to the terms and conditions of this Section 16.2 (Termination for Breach), a Party (the “Non-Breaching Party”) will have the right, in addition to any other rights and remedies, to terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) is in material breach of any of its obligations under this Agreement. The Non-Breaching Party will first provide written notice to the Breaching Party, which notice will identify with particularity the alleged breach and state the Non-Breaching Party’s intent to terminate this Agreement if such breach is not cured. With respect to material breaches of any payment provision hereunder, the Breaching Party will have a period of [**] after such written notice is provided to cure such breach. With respect to all other breaches, the Breaching Party will have a period of [**] after the Non-Breaching Party provides written notice to cure such breach. Notwithstanding the foregoing, if a Non-Breaching Party provides notice to the Breaching Party pursuant to this Section 16.2 (Termination for Breach) of an alleged material breach by such Breaching Party, and such Non-Breaching Party provides notice during the applicable cure period set forth above that such Non-Breaching Party disputes the basis for termination pursuant to this Section 16.2 (Termination for Breach) and initiates the dispute resolution procedure set forth in Article 17 (Dispute Resolution; Governing Law) during the applicable cure period, then the cure periods set forth in this Section 16.2 (Termination for Breach) for the alleged material breach will run from the date that such written notice is first provided to the Breaching Party through the resolution of such dispute pursuant to Article 17 (Dispute Resolution; Governing Law) and it is understood and acknowledged that, during the pendency of a dispute pursuant this Section 16.2 (Termination for Breach), all of the terms and conditions of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations under this Agreement. The waiver by either Party of any breach of any term or condition of this Agreement will not be deemed a waiver as to any subsequent or similar breach.
16.3.    Termination for Bankruptcy. Subject to the terms and conditions of this Agreement, either Party may terminate this Agreement upon notice to the other Party should the other Party: (a) consent to the appointment of a receiver or a general assignment for the benefit of creditors of the other Party that is not discharged within [**], or (b) file a petition under any bankruptcy or

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insolvency law or have any such petition filed against it that has not been stayed within [**] of such filing.
16.4.    Termination by Akebia for Unauthorized Sales.
16.4.1    Termination of the Agreement for Unauthorized Sales. If the Parties do not reach a resolution of a matter under discussion pursuant to Section 4.1 (No Unauthorized Sales) during the [**] period for the Parties to reach a resolution as set forth therein, or Licensee does not (a) [**] any unauthorized use, distribution, or transfer of the Licensed Compound or any Licensed Product by Licensee, FKC, any Specialty Pharmacy, the LSP, a TPDO, any Authorized Dialysis Center, any Designated Wholesaler, or any distributor associated with any of the foregoing, or (b) [**] of Licensed Products to FKC, Specialty Pharmacy, LSP, TPDO, Authorized Dialysis Center, or Designated Wholesaler that is using, distributing, or transferring the Licensed Compound or any Licensed Product other than as expressly permitted under this Agreement, then, in each case ((a) and (b)), Akebia may terminate this Agreement with immediate effect upon written notice to Licensee.
16.4.2    Termination of GPO or IDO for Unauthorized Sales. Notwithstanding Section 16.4.1 (Termination of the Agreement for Unauthorized Sales), if the applicable matter under discussion pursuant to Section 4.1 (No Unauthorized Sales) relates to any unauthorized use, distribution, or transfer of any Licensed Product by any distributor used by a GPO, IDO, or IDO Clinic, and the Parties do not reach a resolution of the applicable matter during the [**] period for the Parties to reach a resolution as set forth under Section 4.1 (No Unauthorized Sales), or Licensee does not (a) [**] such unauthorized use, distribution, or transfer of the Licensed Compound or any Licensed Product by such distributor used by a GPO, IDO, IDO Clinic, as applicable, or (b) Licensee does not [**] of Licensed Product to such distributor used by a GPO, IDO, IDO Clinic, as applicable, then Akebia may, in its sole discretion and without limiting its rights set forth in Section 16.4.1 (Termination of the Agreement for Unauthorized Sales), elect to either (i) [**] to sell the Licensed Products, indirectly through a distributor, to such GPO’s IDO members with immediate effect upon written notice to Licensee, in which case Licensee will immediately stop supplying Licensed Products, directly or indirectly through a distributor, to such GPO’s IDO members and terminate the Licensee-GPO Supplier Agreement or (ii) in the case of any unauthorized use, distribution, or transfer of any Licensed Product by any IDO, [**], in which case Licensee will cause the applicable GPO and any distributor that supplies such GPO to (x) [**] of Licensed Products to such IDO and (y) cause such GPO to [**] such IDO’s right to purchase Licensed Products with immediate effect upon written notice to Licensee.
16.5.    Termination by Akebia Upon Occurrence of Certain Events. If any of the following events occur, then Akebia may terminate this Agreement with immediate effect upon written notice to Licensee:
16.5.1    Licensee or its Affiliate involved in the supply or distribution of any Licensed Product becomes an Affiliate of FMC, FMCNA or any member of the Licensee Supply Group; or
16.5.2    There is no affiliation or other strategic relationship between Licensee or its Affiliate involved in the supply or distribution of any Licensed Product and FMC or FMCNA.
16.6.    Termination by Akebia for Failure to Enter Into or Amend the Licensee-FKC Supply Agreement or Licensee-FreseniusRx Supply Agreement. Akebia may terminate this Agreement with immediate effect upon written notice to Licensee if (a) Licensee (either directly or indirectly through VFMCRP) does not enter into an amendment of the Licensee-FKC Supply Agreement in accordance with Section 5.1.2 (Amendment to Supply Agreement) within [**] after the Reimbursement Date, (b) in the event the Licensee-FKC Supply Agreement does not include sales to FreseniusRx, Licensee (either directly or indirectly through VFMCRP) does not enter into

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the Licensee-FreseniusRx Supply Agreement, or an amendment thereto, in accordance with Section 5.3 (Licensee-FreseniusRx Supply Agreement) within [**] after the Reimbursement Date, or (c) the Licensee-FKC Supply Agreement or Licensee-FreseniusRx Supply Agreement is terminated or expires, unless, solely as it relates to termination of the Licensee-FreseniusRx Supply Agreement, the Parties agree in writing to the termination of such agreement in accordance with Section 5.3.
16.7.    Termination or Suspension by Akebia for Impacts on Pricing. If, at any time, (a) there has been a breach of Section 6.1 (Pricing) or Section 6.4 (No Effect on Licensed Product Reported Pricing), (b) through the actions by or on behalf of Licensee, any of its Affiliates, any Designated Wholesaler, or any member of the Licensee Supply Group (even if pursuant to Licensee Supply Group’s customary dialysis clinic cost reporting to CMS or any other Governmental Authority, and even if such actions do not constitute a breach by Licensee under Section 4.4 (Licensed Product Prices)), any Third Party purchaser or potential purchaser (other than either Party’s Affiliates or FMCNA, FMCNA’s Affiliates (including FKC and FreseniusRx), or Majority Owned Clinics) becomes aware of the price at which Licensee, any of its Affiliates, any Designated Wholesaler, or any member of the Licensee Supply Group acquired any Licensed Product, or the price at which such entity sells any Licensed Product to any purchaser (even if pursuant to Licensee Supply Group’s customary dialysis clinic cost reporting to CMS or any other Governmental Authority), (c) [**], or (d) Licensee or any of its Affiliates sells, or plans to sell, any Licensed Product in any manner that [**], and, in each case ((a) through (d)), the Parties do not reach an agreeable resolution within [**] after Akebia notifies Licensee of its intent to terminate based on such condition, then, in either case, Akebia may elect to either (i) terminate this Agreement or (ii) suspend the License and commence a Suspension Period under Section 3.2.2 (Suspension), in each case ((i) and (ii)), with immediate effect upon written notice to Licensee. If Akebia elects to suspend the License, Akebia may reinstate the License (such reinstatement resuming the Effective Period) at any time during the Term upon written notice to Licensee.
16.8.    Termination by Akebia for Patent Challenge. Akebia may terminate this Agreement with immediate effect upon written notice to Licensee if Licensee or any of its Affiliates contests the validity or enforceability of any Patent Controlled by Akebia or any of its Affiliates that Covers a Licensed Product or its manufacture, use, sale, or importation, in any court, arbitration proceeding, or other tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission. As used in this definition, the term “contest” includes (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent or any portion thereof; (d) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent in any country, or (e) any foreign equivalent of clauses (a), (b), (c), or (d).
16.9.    Termination by Licensee for Convenience. At any time after the first anniversary of the receipt of Regulatory Approval for the Licensed Product in the DD-CKD Indication, Licensee may terminate this Agreement in its entirety by providing written notice to Akebia thereof, which termination will be effective 30 months following the date of such notice; provided, however, that (a) such 30-month notice period may be shortened by written agreement of both Akebia and Licensee and (b) in the event that the FDA issues a Complete Response Letter in response to the NDA for the Licensed Product, then Licensee may terminate this Agreement at any time within 30 days of receiving notice of such Complete Response Letter from Akebia by providing written notice of termination to Akebia, which termination will be effective 30 days after Licensee provides such termination notice to Akebia, provided that in such event any payments required to be made to Akebia prior to the effective date of such termination will continue to be due and upon receipt by Akebia will be non-refundable and non-creditable.
16.10.    Termination by Akebia for Convenience. Akebia may terminate this Agreement in its entirety for convenience at any time following the earlier of (a) 18 months following the later of (i) the

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Reimbursement Date and (ii) the date of the topline data readout of the TIW Modify Trial or (b) the second anniversary of the receipt of Regulatory Approval for the Licensed Product from the FDA. Any such termination by Akebia in accordance with this Section 16.10 (Termination by Akebia for Convenience) will be effective six months after the date on which Akebia provides written notice of such termination to Licensee.
16.10.1    Termination Fee. If Akebia terminates this Agreement in accordance with Section 16.10 (Termination by Akebia for Convenience), then Akebia will pay to Licensee a termination fee based on the volume of Licensed Product sold by Licensee prior to the date of such termination and the profit generated by Akebia following the date of such termination. Within [**] following each calendar quarter during the Tail Period, Akebia will pay to Licensee a fee equal to [**] (such payments, collectively, the “Termination Fee”). For purposes of the Termination Fee:
    “Licensee’s Pre-Termination Average Sales Volume” means: [**]. Notwithstanding the foregoing, if Akebia materially breaches the Supply Agreement during the [**] period prior to that date of Akebia’s notice of such termination, and such material breach results in a material disruption in the supply of Licensed Products to Licensee, then Licensee’s Pre-Termination Average Sales Volume will be calculated [**].
    “Tail Period” means the [**] period following the effective date of such termination.

    “Licensee’s Tail Period Profit Share” means, for a given calendar quarter during the Tail Period, an amount equal to [**]% of Akebia’s average per-unit Profit during such calendar quarter, with Akebia calculating its per-unit Profit mutatis mutandis in the same manner that Licensee did prior to such termination.

16.10.2    Commercialization of Competing Product. If Akebia terminates this Agreement pursuant to Section 16.10 (Termination by Akebia for Convenience), then Licensee may Promote, sell or have sold a Competing Product in the Field in the Territory at any time after the date of termination of this Agreement. If Licensee or any of its Affiliates Promotes, sells or has sold a Competing Product in the Field in the Territory at any time during the Tail Period, then Akebia will have no further obligation to pay any amount of the Termination Fee yet unpaid as of the date Licensee commences Promoting, selling, or having sold a Competing Product in the Territory.
16.11.    Termination Following Bundle Exclusion. If CMS determines that the Licensed Product is excluded from the ESRD PPS Bundled Payment System and TDAPA, then, during the [**] period after Akebia is notified of such determination by CMS, Akebia may terminate this Agreement effective upon not less than [**] prior written notice to Licensee. If Akebia terminates this Agreement in accordance with this Section 16.11 (Termination Following Bundle Exclusion), then Akebia will (a) repay the Upfront Payment to Licensee, (b) pay an amount equal to [**] (as defined in the Stock Purchase Agreement) (i.e., the per-share premium above the trading average of the market value of such shares as of the Closing Date (as defined in the Stock Purchase Agreement) multiplied by number of shares acquired by Licensee), and (c) pay Licensee [**].
16.12.    Termination Based on Written Agreement of the Parties. This Agreement may be terminated in its entirety upon the written agreement of both Akebia and Licensee.
16.13.    Effects of Termination. In the event of any expiration or termination of this Agreement in its entirety, the following will apply:
16.13.1    Termination of Licenses. Except as expressly set forth in this Section 16.13 (Effects of Termination), and subject to Section 16.16 (Survival; Accrued Rights), all rights and licenses granted to Licensee under this Agreement will automatically terminate.

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16.13.2    Return of Confidential Information. Licensee will cease using the Akebia Technology and will return to Akebia all copies of any documents containing any Akebia Know-How. Each Party will return or destroy all Confidential Information of the other Party in its possession upon expiration or termination of this Agreement at the disclosing Party’s election and written request. The Recipient will provide a written confirmation of such destruction within [**] of such request; provided, however, that the foregoing will not apply to any Confidential Information that is necessary to allow such Party to perform its obligations or exercise any of its rights that expressly survive the termination or expiration of this Agreement, provided, further, that [**].
16.13.3    Cessation of Sales. Except for sales made in accordance with Section 16.13.4(a)(i) (Termination Other than for Cause by Akebia), Licensee will cease all sales of Licensed Product in the Territory.
16.13.4    Sell-Off or Buy-Back.
(a)    Termination Other than for Cause by Akebia. If this Agreement is terminated by Licensee pursuant to Section 16.3 (Termination for Bankruptcy), Section 16.10 (Termination by Akebia for Convenience), or Section 16.11 (Termination Following Bundle Exclusion) then, after the effective date of such termination: (i) Licensee may continue to sell the Licensed Products for a period of [**] after the effective date of such termination in order to fill existing binding orders and commitments, and (ii) following such [**] period, at Akebia’s option and in its sole discretion, [**] for such Licensed Products by Licensee or its Affiliates. Licensee will destroy, or cause to be destroyed, all Licensed Products remaining in inventory that [**] following such [**] period, at Licensee’s cost and expense.
(b)    Termination for Cause by Akebia. If this Agreement is terminated by Akebia pursuant to Section 16.2 (Termination for Breach), Section 16.4.1 (Termination of the Agreement for Unauthorized Sales), Section 16.5 (Termination by Akebia Upon Occurrence of Certain Events), Section 16.6 (Termination by Akebia for Failure to Enter Into or Amend the Licensee-FKC Supply Agreement or Licensee-FreseniusRx Supply Agreement), Section 16.7 (Termination or Suspension by Akebia for Impacts on Pricing), or Section 16.8 (Termination by Akebia for Patent Challenge), then, after the effective date of such termination, at Akebia’s option in its sole discretion, [**] for such Licensed Products by Licensee or its Affiliates. Licensee will destroy, or cause to be destroyed, all Licensed Products remaining in inventory as of the effective date of termination that [**], at Licensee’s cost and expense.
16.14.    Effects of Termination With Respect to GPO or TPDO. If this Agreement is terminated with respect to one or more GPOs or TPDOs, then the following will apply:
16.14.1    Termination of License Rights. Licensee’s right to sell Licensed Products to the terminated TPDOs, the terminated GPO, or the IDOs that are members of the terminated GPO will terminate, and without limitation, for the purposes of this Agreement: (a) TPDO Clinics of the terminated TPDO will cease to be Authorized Dialysis Centers; (b) IDOs that are members of the Terminated GPO will cease to be IDOs, and IDO Clinics of such IDOs will cease to be Authorized Dialysis Centers.
16.14.2    Cessation of Sales. Licensee will cease all sales of Licensed Product to the terminated TPDO and its TPDO Clinics and to the terminated GPO, its IDO members, and the IDO Clinics of such IDO members.
16.15.    Suspension of Licensed Rights. Promptly following the commencement of any Suspension Period (as set forth under Section 3.2.2 (Suspension)), Licensee will [**]. During any Suspension Period the Articles and Sections set forth in Section 16.16 (Survival; Accrued Rights) will survive. Upon the commencement of any Suspension Period, if and only if sales of Licensed

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Products have commenced, Akebia will [**] at a [**] of [**]% of [**]. Except as provided in this Section 16.14 (Suspension of Licensed Rights) and Section 16.16 (Survival; Accrued Rights), during the Suspension Period, all other rights and obligations of the Parties pursuant to the License will be suspended and be of no force and effect.
16.16.    Survival; Accrued Rights. The following Articles and Sections of this Agreement will survive suspension of the License or expiration or early termination of the Agreement for any reason: Section 9.1 (Trademark Responsibility), Section 9.3 (Trademark Ownership and Cooperation), Section 11.4 (Sales Reports), but only with respect to Net Sales made during the Term, Section 11.7 (Accounting), Section 11.8 (Methods of Payment), Section 11.9 (Late Payments), Section 13.7 (Limitation of Liability), Article 14 (Confidentiality), Article 15 (Indemnification), other than Section 15.5 (Insurance), Section 16.10.1 (Termination Fee), Section 16.10.2 (Commercialization of Competing Product), Section 16.11 (Termination Following Bundle Exclusion) (with respect to payment obligations set forth therein), Section 16.13 (Effects of Termination), this Section 16.16 (Survival; Accrued Rights), Article 17 (Dispute Resolution; Governing Law), and Article 18 (Miscellaneous). In any event, suspension of the License or expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such suspension, expiration or termination (including Licensee’s obligation to pay Akebia pursuant to Article 11 (Payments) with respect to sales made prior to such suspension, expiration or termination), nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.
Article 17

DISPUTE RESOLUTION; GOVERNING LAW
17.1.    Executive Officers. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties will refer such dispute to their respective chief executive officers, and such chief executive officers will attempt in good faith to resolve such dispute.
17.2.    Litigation. Any unresolved dispute which was subject to Section 17.1 (Executive Officers) must be brought exclusively in a court of competent jurisdiction, federal or state, located in the State of New York, and in no other jurisdiction. Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court.
17.3.    Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and state courts located in New York, New York for the purpose of any and all unresolved disputes which were subject to Section 17.1 (Executive Officers), (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts in such jurisdiction should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.
17.4.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of law principles.

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17.5.    Injunctive Relief. Notwithstanding the foregoing, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance, or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 17.1 (Executive Officers).
Article 18

MISCELLANEOUS
18.1.    Assignment. Neither Party may assign this Agreement and the licenses herein granted without the other Party’s prior written consent, except that (a) Vifor may assign this Agreement to VFMCRP effective upon not less than [**] prior written notice to Akebia; or (b) either Party may assign this Agreement in its entirety in writing to a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Agreement relates whether pursuant to a sale of assets, merger, or other transaction, in which case the assigning Party will provide prior written notice to the other Party and need not obtain the other Party’s consent; provided that the permitted assignee must assume all obligations of the assigning Party under the Agreement in writing and the assigning Party will remain fully liable for the performance of its obligations hereunder by such permitted assignee. In addition, and notwithstanding the foregoing, Akebia may assign its right to receive payments under this Agreement as part of a royalty factoring or other similar transaction undertaken for bona fide financing purposes. Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. Any assignment in violation of this Section 18.1 (Assignment) will be null, void, and of no legal effect. This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties.
18.2.    Standstill. Except in connection with the acquisition of shares by Licensee pursuant to the terms of the Investment Agreement dated as of the Original Execution Date by and between the Parties, Licensee will not, without the written consent of Akebia, acquire directly or indirectly, in a public or private transaction, including by purchase in the open market, any common stock of Akebia if the Licensee’s beneficial ownership of the common stock of Akebia would thereafter exceed [**]%. In addition, unless approved in advance in writing by Akebia, Licensee will not, directly or indirectly:
(a)    Make any statement or proposal to Akebia, other than a non-public statement or proposal delivered directly to the chief executive officer or chairman of the board of directors, or to any of Akebia’s stockholders regarding, or make any public announcement, proposal, or offer (including a “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving Akebia, (ii) any restructuring, recapitalization, liquidation, or similar transaction involving Akebia, (iii) any acquisition of any of Akebia’s equity securities or assets or rights or options to acquire equity securities or assets, (iv) any proposal to seek representation on the board of directors of Akebia or otherwise seek to control or influence the management, board of directors, or policies of Akebia, or (v) any proposal, arrangement, or other statement that is inconsistent with this Section 18.2 (Standstill);
(b)    Instigate, encourage, or assist any Third Party (including forming a “group” with any such Third Party) to do, or enter into any discussions or agreements with any Third Party with respect to, any of the actions set forth in Section 18.2 (Standstill); or
(c)    Take any action that would reasonably be expected to require Akebia or any of its Affiliates to make a public announcement regarding any of the actions set forth in Section 18.2 (Standstill).

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Notwithstanding the foregoing provisions, the restrictions set forth in this Section 18.2 (Standstill) will terminate and be of no further force and effect (a) [**], provided that the provisions of this Section 18.2 (Standstill) will be revived if such [**]; or (b) upon the expiration or termination of this Agreement. For the avoidance of doubt, nothing in this Section 18.2 (Standstill) will prohibit Licensee from acquiring beneficial ownership of the common stock of Akebia to the extent such ownership remains less than [**]% of Akebia’s total outstanding common stock. For purposes of this Section 18.2 (Standstill), “Sale Transaction” means a transaction between Akebia and a Third Party (i) involving the direct or indirect acquisition by such Third Party of [**]% or more of Akebia’s outstanding shares of common stock or consolidated assets (including assets held by subsidiaries), excluding a transaction in which (A) [**], or (B) [**], or (ii) involving the sale of substantially all of Akebia’s rights with respect to the Licensed Products.
18.3.    Force Majeure. If either Party will be delayed, interrupted in, or prevented from the performance of any obligation hereunder by reason of any cause beyond its reasonable control, including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, epidemic, act of terrorism, or strikes (other than strikes of a Party’s own employees), then such Party will not be liable to the other therefor; and the time for performance of such obligation will be extended for a period equal to the duration of the force majeure that occasioned the delay, interruption, or prevention. The Party invoking such force majeure rights of this Section 18.3 (Force Majeure) must notify the other Party by courier or overnight dispatch (e.g., Federal Express) no later than 30 days after each of the first and last day of the force majeure unless the force majeure renders such notification impossible, in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds three months, then the Party not affected by the force majeure will have the right to terminate this Agreement forthwith pursuant to Section 16.2 (Termination for Breach) with the consequences set out in Section 16.13 (Effects of Termination), as if the Party affected by the force majeure were in material breach of this Agreement.
18.4.    Entire Agreement. This Agreement, together with exhibits and schedules attached hereto, (a) constitutes the entire agreement between the Parties with respect to the subject matter hereof, (b) amends and restates the First Amended Agreement in its entirety, and (c) supersedes all prior understandings of the Parties with respect thereto (including the Original Agreement, the First Amended Agreement and that certain Confidential Disclosure Agreement between the Parties dated [**], as amended by Amendment No. 1 dated [**]) and will not be modified, amended, or terminated, except as herein provided or except by another agreement in writing executed by the Parties.
18.5.    Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties will negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing to agree to such amendment, then either Party may submit the matter for resolution pursuant to Article 17 (Dispute Resolution; Governing Law).
18.6.    Notices. Any notice or report required or permitted to be given under this Agreement will be in writing and will be mailed by internationally recognized express delivery service, or sent by email or facsimile and confirmed by mailing, as follows:
If to Akebia:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142

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Attention: Chief Executive Officer
Facsimile: [**]
Email: [**]

With copies to (which will not constitute notice for purposes of this Agreement):
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: Senior Vice President, Chief Legal Officer and Secretary
Facsimile: [**]
Email: [**]

and
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: [**]
Facsimile: [**]
Email: [**]

If to Licensee:
Vifor Pharma Management Ltd.
Flughofstrasse 61, 8152 Glattbrugg, Switzerland
Attention: [**]
Facsimile: [**]
Email: [**]

With a copy to (which will not constitute notice for purposes of this Agreement):
Vifor Pharma Management Ltd
Flughofstrasse 61, 8152 Glattbrugg, Switzerland
Facsimile: [**]
Attention: [**]
Email: [**]

18.7.    Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.
18.8.    Agency. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party will have the authority to speak for, represent, or obligate the other Party in any way without prior written authorization from the other Party.
18.9.    No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof, by the other Party, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party will not operate or be construed as a waiver of any subsequent breach or default by the other Party.

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18.10.    Interpretation. (a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) this Agreement will be construed as if both Parties drafted it jointly, and will not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (i) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) the word “or” will not be exclusive; (l) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; and (m) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations.
18.11.    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
18.12.    Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. This Agreement may be executed by facsimile, .pdf, or other electronically transmitted signatures and such signatures will be deemed to bind each Party hereto as if they were the original signatures.
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IN WITNESS WHEREOF, the Parties have executed this Second Amended Agreement through their duly authorized representatives to be effective as of the Effective Date.
AKEBIA THERAPEUTICS, INC.    VIFOR (INTERNATIONAL) LTD.

By: __/s/ John P. Butler ________________    By: _/s/ Dr. Christoph Springer_______
Name: __John P. Butler________________    Name: Dr. Christoph Springer
Title: _President and Chief Executive Officer     Title: Chief Strategy Officer

    VIFOR (INTERNATIONAL) LTD.

    By: _/s/ Dr. Oliver P. Kronenberg_______
    Name: Dr. Oliver P. Kronenberg
    Title: Group General Counsel